* PORTIONS OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT. SEE PAGES 64-73.


                                 EXHIBIT 10.18

                     AMENDED AND RESTATED CREDIT AGREEMENT


              This AMENDED AND RESTATED CREDIT AGREEMENT dated as of February 28, 1995 (as amended, supplemented or otherwise modified from time to time, this "Credit Agreement"), is by and among NATIONAL EDUCATION CORPORATION (the "Borrower"), a corporation organized and existing under the laws of Delaware, BANKERS TRUST COMPANY and any other financial institution which may become a lender hereunder (each a "Bank" and, collectively, the "Banks") and BANKERS TRUST COMPANY, acting in the manner and to the extent described in Section 10 (in such capacity, the "Agent"). This Credit Agreement amends and restates that certain Credit Agreement dated as of December 22, 1993, among the Borrower, the Bank and the Agent, as amended to the date hereof (the "Existing Credit Agreement").


                                R E C I T A L S


              WHEREAS, the Borrower and Bank have agreed to amend and restate the Existing Credit Agreement in the manner, and upon the terms and conditions, set forth herein;

                               A G R E E M E N T


              NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the Borrower, the Banks and the Agent agree that the Existing Credit Agreement is amended and restated in its entirety as follows:

              Section 1.  Definitions and Principles of Construction.

              1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

              "Acknowledgement and Consent" shall mean an Acknowledgement and Consent dated as of the date hereof, executed by each Guarantor Subsidiary and each of Borrower's Subsidiaries party to the Subordination Agreement, substantially in the form annexed hereto as Exhibit K.

              "Adjusted Consolidated Net Worth" shall mean, as to the Borrower, the Consolidated Net Worth of the Borrower adjusted by excluding the cumulative foreign exchange translation adjustment.

              "Adjusted Eurodollar Rate" shall mean, for any Interest Rate Determination Date, the rate (rounded upward to the next highest one hundredth of one percent) obtained by dividing (i) the Eurodollar Rate for that date by
(ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against "Eurocurrency Liabilities" as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets that includes loans by a non-United States office of a bank to United States residents).

              "Affected Bank" shall mean any Bank affected by any of the events described in subsection 2.06(b) or 2.06(c).

              "Affiliate" shall mean, with respect to any Person, any other Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 8.07, an Affiliate of the Borrower shall include any Person (including an individual) that directly or indirectly owns more than 5% of the Borrower and any officer or director of the Borrower or any such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

              "Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Agent appointed pursuant to Section 10.09.

              "Agreement" shall mean this Credit Agreement, as modified, supplemented or amended from time to time.

              "Asset Sale" means the sale by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its wholly-owned Subsidiaries of (i) any of the stock of any of the Borrower's Subsidiaries,
(ii) substantially all of the assets of any division or line of business of the Borrower or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of the Borrower or any of its Subsidiaries outside of the ordinary course of business.

              "Bank" shall mean Bankers Trust Company and each successor and assignee pursuant to Section 11.04.

              "Bankruptcy Code" shall have the meaning provided in
Section 9.05.

              "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

              "Borrower Pledge Agreement" shall mean a Pledge Agreement dated as of the date hereof, executed by the Borrower, substantially in the form annexed hereto as Exhibit H, as modified, supplemented or amended from time to time.

              "Business Day" shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

              "Cash Proceeds" means, with respect to any Asset Sale, cash payments (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

              "Certificate of Exemption" shall have the meaning assigned to that term in subsection 2.06(g)(iii).

              "Closing Date" shall mean January 4, 1994.

              "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

              "Collateral Agent" means Bankers Trust Company acting in the capacity of the Collateral Agent on behalf of the Banks and SV pursuant to the Intercreditor Agreement and the Intercreditor Pledge Agreement and shall include any successor Collateral Agent appointed pursuant to this Agreement and the Intercreditor Agreement.

              "Consolidated EBIT" shall mean, as to the Borrower and for any period, the consolidated net income of the Borrower and its Subsidiaries for such period, before interest expense and provision for taxes and without giving effect to (i) any extraordinary gains (or extraordinary losses), (ii) gains (or losses) from sales of assets (other than sales of inventory in the ordinary course of business) to the extent that the net gain or loss from all such sales is, in the aggregate, greater than $500,000 per annum and (iii) and any changes, adopted by the Borrower after September 30, 1994, in the accounting method used by the

Borrower and its Subsidiaries to amortize or deduct expenses associated with promotional activities tied to prior advertisements or any effect such changes have on the consolidated net income of the Borrower and its Subsidiaries.

              "Consolidated EBITDA" shall mean, as to the Borrower and for any period, the Consolidated EBIT of the Borrower and its Subsidiaries for such period, adjusted by (i) adding thereto the amount of all amortization of intangibles and depreciation that were deducted in arriving at such Consolidated EBIT for such period, (ii) subtracting therefrom the amount of all non-cash gains that were added in arriving at such Consolidated EBIT for such period, (iii) to the extent not otherwise subtracted pursuant the preceding clause (ii), subtracting gains (or adding losses) on foreign exchange adjustments on intercompany balances reflected on the books of the Borrower, and (iv) excluding minority interests.

              "Consolidated Fixed Charges" shall mean, as to any Person and for any period, the sum of (i) the total consolidated interest expense of such Person and its Subsidiaries for such period (calculated without regard to any limitations on the payment thereof) (ii) all scheduled principal payments required to be made by such Person and its Subsidiaries, on a consolidated basis for such period and (iii) lease payments made or accrued by such Person and its Subsidiaries, on a consolidated basis, for such period.

              "Consolidated Liabilities" shall mean, as to any Person, the total liabilities of such Person and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles in the United States.

              "Consolidated Net Worth" shall mean, as to the Borrower, the Net Worth of the Borrower and its Subsidiaries determined on a consolidated basis after appropriate deduction for any minority interests in Subsidiaries.

              "Consolidated Subsidiaries" shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with generally accepted accounting principles in the United States.

              "Contingent Obligation" shall mean, as to any Person, (A) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business; and
(B) any obligations of such Person under any Interest Rate/Currency Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

              "Convertible Notes" shall mean the Borrower's Senior Subordinated Convertible Notes due 2006 in an aggregate original principal amount of $20,000,000.

              "Credit Documents" shall mean this Agreement, each Note, the Letters of Credit, the Borrower Pledge Agreement, the Intercreditor Pledge Agreement, the Intercreditor Agreement, and the Subsidiary Guaranty.

              "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

              "Dollars" and "$" shall mean the lawful money of the United States of America.

              "Ed Centers" shall mean National Education Centers, Inc., a California corporation and a direct Wholly-Owned Subsidiary of the Borrower.

              "Ed Centers Cash Flow" shall mean, for any period, the sum of the amount of the increase (or decrease) in the cash account of Ed Centers measured between the first and last days of such period plus the amount of the reduction (or minus the amount of the increase) in the amount of intercompany Indebtedness owed by Ed Centers to the Borrower and the other Subsidiaries of the Borrower as measured between the first and last days of such period minus the amount of any actual operating income earned from (or plus the amount of any actual operating loss resulting from) the operations of any Ed Centers school sold to a an unrelated third-party during such period minus any cash proceeds received by Ed Centers from the disposition of any of its assets (including, without limitation, any school) during such period, all determined in accordance with past practice and, to the extent applicable, generally accepted accounting principles.

              "Ed Centers Charge" shall mean the charge (net of tax in an amount not exceeding $40,100,000) taken by the Borrower against its income in the second quarter of its 1994 fiscal year in connection with its decision to discontinue the operations of Ed Centers and the resulting write-down of its investment in, and costs associated with the discontinuation of the operations of, Ed Centers.

              "Ed Centers Discontinued Operations" means, from and after the date that the Company publicly announced its decision to discontinue the operations of Ed Centers and to take the Ed Centers Charge, the operations of Ed Centers.

              "Effective Date" shall mean the date on or before February 28, 1995 on which all of the conditions to the effectiveness of this Agreement set forth in Section 5.01 are satisfied or waived.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

              "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) which together with the Borrower or any of its Subsidiaries would be a member of the same "controlled group" within the meaning of Section 414(b), (m), (c) and (o) of the Code.

              "Eurodollar Margin" shall mean, (a) during the period from and including the Effective Date to but excluding June 30, 1995, 2.00% per annum,
(b) during the period from and including the June 30, 1995 to but excluding September 30, 1995, 2.50% per annum, and (c) during the period from and including September 30, 1995 and thereafter, 3.00% per annum.

              "Eurodollar Rate" shall mean, for any Interest Rate Determination Date, the arithmetic average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the offered quotation, if any, to first class banks in the Eurodollar market by Bankers Trust Company for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan of Bankers Trust Company for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. (New York time) two Business Days prior to the commencement of such Interest Period.

              "Eurodollar Rate Loans" shall mean Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in Section 2.03.

              "Eurodollar Rate Taxes" shall have the meaning assigned to that term in subsection 2.06(g)(i).

              "Event of Default" shall have the meaning provided in Section 9.

              "Existing Credit Agreement" shall have the meaning assigned to that term in the introductory paragraph of this Agreement.

              "Existing Loans" means the Loans outstanding under the Existing Credit Agreement on the Effective Date.

              "Existing Indebtedness" shall have the meaning provided in
Section 8.05.

              "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

              "Foreign Bank" shall have the meaning assigned to that term in subsection 2.06(g)(iii).

              "Funding Date" shall mean the date of the funding of a Loan or the date of the issuance of a Letter of Credit, as applicable.

              "Government Acts" shall have the meaning assigned to such term in subsection 2.07(h).

              "Guarantor Subsidiary" shall mean NETG, Ed Centers, ICS, National Education Training Group, Inc., a Nevada corporation and a Wholly-Owned Subsidiary of NETG, Spectrum Interactive, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of NETG, and International Correspondence Schools, Inc., a Pennsylvania corporation and a Wholly-Owned Subsidiary of ICS, each of which shall be party to the Subsidiary Guaranty.

              "ICS" shall mean ICS Learning Systems, Inc., a Delaware corporation and a direct Wholly-Owned Subsidiary of the Borrower.

              "Increased Taxes" shall mean, with respect to any Bank, taxes imposed on or measured by the overall income of that Bank (whether gross or net income) by the United States of America or any political subdivision or taxing authority thereof or therein or taxes on or measured by the overall income of any foreign branch or subsidiary of that Bank (whether gross or net income) by any foreign country or subdivision thereof in which that branch or subsidiary is doing business or any withholding taxes imposed by the United States of America with respect to the payment of interest or any other amount hereunder.

              "Indebtedness" shall mean, as to any Person, without duplication,
(i) all indebtedness (including principal, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the undrawn amount of or unreimbursed amount under all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person, (iv) the aggregate amount required to be capitalized under generally accepted accounting principles under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person.

              "Intercreditor Agreement" shall mean an Intercreditor Agreement among the Agent, Bankers Trust Company, as the Collateral Agent thereunder, and SV, substantially in the form annexed hereto as Exhibit I, as amended, modified or supplemented from time to time.

              "Intercreditor Pledge Agreement" shall mean an Intercreditor Pledge Agreement between Bankers Trust Company, as the Collateral Agent thereunder, and the Borrower, substantially in the form annexed hereto as Exhibit J, as amended, modified or supplemented from time to time.

              "Interest Payment Date" shall mean, (i) with respect to any Eurodollar Rate Loan having an Interest Period of one, two or three months, the last day of the Interest Period applicable to such Loan or, (ii) in the case of any Eurodollar Rate Loan having an Interest Period of six months, (a) the date that is three months after the initial date of the Interest Period applicable to such Loan and (b) the last day of the Interest Period applicable to such Loan.

              "Interest Period" shall mean any period applicable to a Loan as determined pursuant to subsection 2.03(b).

              "Interest Rate/Currency Agreement" shall mean (i) any interest rate swap agreement, interest rate cap agreement or other similar agreement or arrangement designed to protect the Borrower against fluctuations in interest rates or (ii) any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Borrower against fluctuations in currency values.

              "Interest Rate Determination Date" shall mean each date for calculating the Eurodollar Rate for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a Eurodollar Rate Loan.

              "Issuing Bank" shall mean Bankers Trust Company in its capacity as the issuer of Letters of Credit pursuant to Section 2.07.

              "JMI" shall mean the joint venture company formed by Training Group and James Martin pursuant to the JMI Joint Venture Agreement.

              "JMI Administrative Services Contract" shall mean the Administrative Services Contract dated as of April 5, 1991, between JMI and Training Group, as amended, modified or supplemented from time to time.

              "JMI Joint Venture Agreement" shall mean the Joint Venture Agreement dated as of April 5, 1991, between James Martin, an individual, and Training Group, as amended, modified or supplemented from time to time.

              "JMI License Agreement" shall mean the License Agreement dated as of April 5, 1991, between JMI and Training Group, as amended, modified or supplemented from time to time.

              "Lending Office" shall mean, with respect to each Bank, the office of such Bank specified opposite its signature below as its lending office or such other office, Subsidiary or Affiliate of such Bank as such Bank may from time to time specify as such to the Borrower and the Agent.

              "Letter of Credit" shall mean any of the standby letters of credit issued or to be issued by the Issuing Bank for the account of the Borrower pursuant to Section 2.07 and for the purposes described in subsection 2.05(b); provided that, notwithstanding anything to the contrary contained herein, any such Letter of Credit may be issued by an Affiliate of the Issuing Bank; provided, further, that to the extent that a Letter of Credit is issued by an Affiliate of the Issuing Bank, such Affiliate shall, for all purposes under this Agreement, the Credit Documents and all other instruments and documents referred to herein and therein be deemed to be the "Issuing Bank" with respect to such Letter of Credit.

              "Letter of Credit Usage" shall mean, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by the Borrower.

              "Letter of Non-Exemption" shall have the meaning assigned to that term in subsection 2.06(g)(iii).

              "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, any agreement to give any security interest and any lease having substantially the same effect as any of the foregoing).

              "Loan" or "Loans" shall mean one or more of the Revolving Loans.

              "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

              "Net Cash Proceeds" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

              "NETG" shall mean NETG Holding, Inc., a Delaware corporation and a direct Wholly-Owned Subsidiary of the Borrower.

              "Net Worth" shall mean, as to the Borrower, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with generally accepted accounting principles in the United States, constitutes stockholders' equity, adjusted, however, to exclude the effects of any changes, adopted by the Borrower after September 30, 1994, in the accounting method used by the Borrower and its Subsidiaries to amortize or deduct expenses associated with promotional activities tied to prior advertisements or any effect such changes have on the consolidated net income and, consequently, the Net Worth of the Borrower and its Subsidiaries.

              "New Subordinated Debt" shall mean the Senior Subordinated Convertible Debentures due 2006 in an aggregate principal amount of $20,000,000 issued by Borrower pursuant to the New Subordinated Debt Agreement.

              "New Subordinated Debt Agreement" shall mean the Purchase Agreement dated as of February 15, 1991 by and among the Borrower, the persons identified in Exhibit A thereto and Richard C. Blum Associates, Inc., pursuant to which the Borrower issued and sold and the buyers thereunder purchased the New Subordinated Debt.

              "Notes" shall mean one or more of the Revolving Notes.

              "Notice of Borrowing" shall mean a notice substantially in the form of Exhibit A with respect to a proposed borrowing.

              "Notice of Conversion/Continuation" shall mean a notice substantially in the form of Exhibit B with respect to a proposed conversion or continuation of a Loan.

              "Notice of Issuance of Letter of Credit" shall mean a notice substantially in the form of Exhibit C with respect to a proposed issuance of a Letter of Credit.

              "Notice Office" shall mean the office of the Agent located at One Bankers Trust Plaza, 14th Floor, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

              "Obligations" shall mean all amounts owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

              "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York

10006, Attention: Commercial Loan Division Ref: NEC, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA or any successor thereto.

              "Permitted Liens" shall have the meaning provided in
Section 8.01.

              "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

              "Performance Plan" shall have the meaning provided in subsection 7.01(d).

              "Plan" shall mean any multiemployer plan or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to, by the Borrower or by a Subsidiary of the Borrower or an ERISA Affiliate.

              "Prime Lending Rate" shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, and the Prime Lending Rate shall change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

              "Prime Rate Loans" shall mean Loans maintained or made by the Banks bearing interest at rates determined by reference to the Prime Lending Rate as provided in Section 2.03.

              "Prime Rate Margin" shall mean, (a) during the period from and including the Effective Date to but excluding June 30, 1995, 1.00% per annum,
(b) during the period from and including June 30, 1995 to but excluding September 30, 1995, 1.50% per annum, and (c) during the period from and including September 30, 1995 and thereafter, 2.00% per annum.

              "Pro Rata Share" shall mean, with respect to each Bank, the percentage designated as such Bank's Pro Rata Share set forth opposite the name of such Bank on Schedule I; provided that Schedule I shall be amended and the Banks' Pro Rata Shares shall be adjusted from time to time to give effect to the addition of any new Banks and any reallocations among existing Banks necessary to reflect assignments pursuant to subsection 11.04. The sum of the Pro Rata Shares of all Banks at any date of determination shall equal 100%.

              "Public Subordinated Debt" shall mean Indebtedness outstanding under the Borrower's 6-1/2% Convertible Subordinated Debentures due 2011.

              "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

              "Reporting Subsidiary" means each of SV, NETG and ICS.

              "Required Banks" shall mean, at any time, the Banks holding 51% or more of the aggregate Revolving Loan Commitments (or, if the Revolving Loan Commitments have been terminated, the aggregate unpaid principal amount of the Revolving Loans and the aggregate face amount of all outstanding Letters of Credit).

              "Revolving Loan Commitment" or "Revolving Loan Commitments" shall mean the commitment or commitments of a Bank or the Banks to make Revolving Loans as set forth in subsection 2.01(a).

              "Revolving Loans" shall mean the Revolving Loans made by the Banks on or after the Effective Date pursuant to subsection 2.01(a).

              "Revolving Notes" shall mean the promissory notes of the Borrower issued in favor of the Banks pursuant to Section 2.02 to evidence the Revolving Loans, substantially in the form of Exhibit E.

              "SEC" shall have the meaning provided in Section 7.01(h).

              "Signing Date" shall mean the initial date upon which this Agreement is fully executed and delivered by the Borrower, the Agent and the Banks.

              "Subordination Agreement" shall mean the Subordination Agreement, dated as of December 22, 1993, among the Borrower and certain of its Subsidiaries, an executed copy of which is attached hereto as Exhibit G, as amended, modified or supplemented from time to time.

              "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

              "Subsidiary Guaranty" shall mean the Guaranty Agreement dated as December 22, 1993, executed by each Guarantor Subsidiary, a copy of which is annexed hereto as Exhibit F, as modified, supplemented or amended from time to time.

              "SV" shall mean Steck-Vaughn Publishing Corporation, a Delaware corporation.

              "SV Stock Option" shall mean an option granted by the Borrower to SV to purchase 290,000 shares of SV's outstanding common stock from the Borrower for an exercise price of $6.50 per share, which option shall expire on December 31, 1996, shall not be exercisable for a period of one year and shall be redeemable by the Borrower at a price equal to the greater of $750,000 or the amount that would, when added to all interest paid after the issuance date of such option and prior to the redemption thereof on all intercompany loans advanced by SV to the Borrower and outstanding during such period, cause SV's annual return on the average principal amount of such loans outstanding during such period to equal 25% per annum.

              "Termination Date" shall mean the earlier of (a) December 21, 1995 and (b) the date upon which the Revolving Loan Commitments are terminated pursuant to subsection 4.06 or Section 9.

              "Total Utilization of Revolving Loan Commitments" shall mean, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the Letter of Credit Usage.

              "Training Group" shall mean National Education Training Group, Inc., a Nevada corporation and a direct Wholly-Owned Subsidiary of NETG.

              "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

              "Unfunded Current Liability" shall mean, as to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan as of the close of its most recent plan year determined in accordance with
Section 412 of the Code exceeds the fair market value of the assets allocable thereto.

              "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

              1.02  Principles of Construction.

              (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

              (b) All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in conformity with those used in the preparation of the financial statements referred to in subsections 6.05(a) and (b).

              Section 2.  Amount and Terms of Credit.

              2.01  The Loans.

              (A) REVOLVING LOANS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, each Bank hereby severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, on the Effective Date to maintain and continue its Existing Loans as Revolving Loans hereunder and, from time to time during the period from the Effective Date through but excluding the Termination Date, to make additional Revolving Loans to the Borrower in an amount not exceeding its Pro Rata Share of the aggregate Revolving Loan Commitments (as defined below) for the purposes identified in Section 2.05. Each Bank's commitment to maintain and make Revolving Loans to the Borrower pursuant to this subsection 2.01(a) is hereby called its "Revolving Loan Commitment" and such commitments of all Banks in the aggregate are herein called the "Revolving Loan

Commitments". The initial amount of each Bank's Revolving Loan Commitment is set forth in Schedule I and the aggregate initial amount of all Revolving Loan Commitments is $13,500,000. The amount of the Revolving Loan Commitments shall be reduced by the amount of all reductions thereof required or otherwise made pursuant to Sections 4.01 and 4.06 through the date of determination. In no event shall the aggregate principal amount of the Revolving Loans from any Bank outstanding at any time exceed the amount of its Revolving Loan Commitment then in effect. Each Bank's Revolving Loan Commitment shall expire on the Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans, the Revolving Commitments, or otherwise (including, without limitation, any cash deposit required under subsection 2.07(a) with respect to any Letter of Credit having an expiration date subsequent to the Termination Date) shall be paid in full no later than that date.

              Notwithstanding the foregoing provisions of this subsection 2.01(a) and subsection 2.01(b), the extensions of credit under the Revolving Loan Commitments shall be subject to the following limitations in the amounts and during the periods indicated:

              (i) The amount otherwise available for borrowing under the Revolving Loan Commitments as of any time of determination (other than to reimburse the Issuing Bank for the amount of any drawings under any Letter of Credit honored by the Issuing Bank and not theretofore reimbursed by the Borrower) shall be reduced by the Letter of Credit Usage as of such time of determination;

              (ii) At no time shall the Total Utilization of Revolving Loan Commitments exceed the aggregate amount of the Revolving Loan Commitments then in effect; and

              (iii) In no event shall any Bank's Pro Rata Share of the Total Utilization of Revolving Loan Commitments as of any date of determination exceed its Revolving Loan Commitment then in effect.

              Subject to subsection 2.06(d), all Revolving Loans under this Agreement shall be made by the Banks simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in that other Bank's obligation to make Revolving Loans hereunder nor shall the Revolving Loan Commitment of any Bank be increased or decreased as a result of the default by any other Bank in that other Bank's obligation to make Revolving Loans hereunder. Amounts borrowed by the Borrower under this subsection 2.01(a) may be repaid and, through but excluding the Termination Date, reborrowed.

              (B) NOTICE OF BORROWING. Subject to subsection 2.01(a), whenever the Borrower desires to borrow Revolving Loans under this subsection 2.01, it shall deliver to the Agent a Notice of Borrowing no later than 12:00 noon (New York time) on the proposed Funding Date (in the case of a requested Prime Rate Loan) and three Business Days in advance of the proposed Funding Date (in the case of a requested Eurodollar Rate Loan). The Notice of Borrowing shall specify (a) the proposed Funding Date (which shall be a Business Day), (b) the amount of the proposed borrowing and that the proposed borrowing shall be a Revolving Loan, (c) whether such Revolving Loans are initially to consist of Prime Rate Loans or Eurodollar Rate Loans or a combination thereof, (d) if such Revolving Loans, or any portion thereof, are initially to be Eurodollar Rate Loans, the amounts thereof and the initial Interest Periods therefor and (e) that the Total Utilization of Revolving Loan Commitments (after giving effect to the Revolving Loans then requested) will not exceed the Revolving Loan Commitments then in effect; provided that no such Notice of Borrowing shall be required to continue the Existing Loans as Revolving Loans hereunder, and upon the occurrence of the Effective Date, all Existing Loans shall automatically be continued as Loans hereunder, either as Prime Rate Loans (in the case of Existing Loans bearing interest at a rate determined by reference to the Prime Rate) or as Eurodollar Rate Loans (in the case of Existing Loans bearing interest at a rate determined by reference to the Eurodollar Rate), having, in the case of any such Eurodollar Rate Loans, an initial Interest Period equal to the portion of the interest period applicable to such loans under the Existing Credit Agreement remaining after the Effective Date (regardless of the provisions Section 2.03(b) to the contrary). Revolving Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount. Revolving Loans may be continued as or converted into Prime Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.03(d). In lieu of delivering the above-described Notice of Borrowing, the Borrower may give the Agent telephonic notice by the required time of any proposed borrowing of Revolving Loans under this subsection 2.01; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to the Agent on or prior to the Funding Date of the requested Revolving Loans.

              Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.01 and upon funding of Revolving Loans by the Banks in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected Revolving Loans hereunder.

              Except as provided in subsection 2.06(d), a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to make a borrowing in accordance therewith.

              (C) DISBURSEMENT OF FUNDS. Promptly after receipt of a Notice of Borrowing related to a Revolving Loan pursuant to subsection 2.01(b) (or telephonic notice thereof), the Agent shall notify each Bank of the proposed borrowing. Each Bank shall make the amount of its Revolving Loan available to the Agent, in same day funds, at its Payment Office not later than 12:00 Noon (New York time) on the Funding Date. Upon satisfaction or waiver of the conditions precedent specified in Section 5, as applicable, the Agent shall make the proceeds of such Loans available to the Borrower on such Funding Date by causing an amount of same day funds equal to the proceeds of all such Loans received by the Agent to be credited to the account of the Borrower at such office of the Agent.

              Unless the Agent shall have been notified by any Bank in writing prior to any Funding Date in respect of any Revolving Loans that such Bank does not intend to make available to the Agent such Bank's Revolving Loan on such Funding Date (which such notice, if so received by the Agent, shall promptly be communicated to the Borrower), the Agent may assume that such Bank has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Prime Lending Rate. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent. Nothing in this subsection 2.01(c) shall be deemed to relieve any Bank from its obligation to fulfill its Revolving Loan Commitment hereunder or to prejudice any rights that the Borrower may have against any Bank as a result of any default by such Bank hereunder.

              2.02 Notes. The Borrower shall execute and deliver to each Bank (or to the Agent for that Bank) on the Effective Date a Revolving Note substantially in the form of Exhibit E to evidence that Bank's Revolving Loans, in the principal amount of that Bank's Revolving Loan Commitment and with other appropriate insertions. Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of the Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans. Upon the occurrence of the Effective Date and the delivery of a Note to a Bank hereunder, any note issued to such Bank under the Existing Credit Agreement shall be of no further effect.

              2.03  Interest on the Loans.

              (A) RATE OF INTEREST. Subject to the provisions of subsections 2.03(e) and 2.06(g), each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Prime Lending Rate or the Adjusted Eurodollar Rate; it being agreed and understood that Existing Loans continued as Revolving Loans hereunder on the Effective Date shall bear interest for the period prior to the Effective Date at the applicable interest rates specified in the Existing Credit Agreement and shall, on and after the Effective Date, bear interest at the applicable rates specified in this Agreement. Except as set forth in subsection 2.01(b) with respect to Existing Loans that are continued as Revolving Loans hereunder on the Effective Date, the applicable basis for determining the rate of interest shall be selected by the Borrower initially at the time a Notice of Borrowing is given pursuant to subsection 2.01(b). The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.03(d). If on any day a Revolving Loan is outstanding with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Prime Lending Rate.

              The Loans shall bear interest through maturity as follows:

              (i) if a Prime Rate Loan, then at the sum of the Prime Lending Rate plus the applicable Prime Rate Margin; and

              (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the applicable Eurodollar Margin.

              (B) INTEREST PERIODS. In connection with each Eurodollar Rate Loan, the Borrower shall elect an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be either a one, two, three or six-month period; provided that:

              (i) the initial Interest Period for any Loan shall commence on the Funding Date of such Loan;

              (ii) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

              (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

              (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to part (v) below, end on the last Business Day of a calendar month;

              (v) no Interest Period with respect to any Loan shall extend beyond the Termination Date;

              (vi) no Interest Period may extend beyond a date on which the Borrower is required to make a scheduled payment of principal of the Loans unless the aggregate principal amount of Loans that are Prime Rate Loans or that have Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Loans on such date; and

              (vii) there shall be no more than ten (10) Eurodollar Rate Loans with different maturities outstanding at any time.

              (C) INTEREST PAYMENTS. Subject to subsection 2.03(e), interest shall be payable on the Loans as follows:

              (i) interest on each Prime Rate Loan shall be payable quarterly in arrears on and to the last Business Day of each February, May, August and November, commencing on the first such date occurring after the Effective Date, on any prepayment of any such Loan (to the extent accrued on the amount being prepaid) and at maturity; and

              (ii) interest on each Eurodollar Rate Loan shall be payable in arrears on and to (but not including) each Interest Payment Date applicable to that Loan, on any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity.

              (D)     CONVERSION OR CONTINUATION.  Subject to the provisions of
Section 2.06, the Borrower shall have the option (i) to convert at any time all or any part of the outstanding Loans from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis, or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan and the succeeding Interest Period(s) of such continued Loan shall commence on the last day of the Interest Period of the Loan to be continued; provided, however, Eurodollar Rate Loans may only be converted into Prime Rate Loans on the expiration date of an Interest Period applicable thereto; provided further that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing.

              The Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 12:00 noon (New York time) on the proposed conversion/continuation date (in the case of a conversion to a Prime Rate
Loan), and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/ Continuation shall certify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) that no Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, the Borrower may give the

Agent telephonic notice by the required time of any proposed conversion/ continuation under this subsection 2.03(d); provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Agent on or before the proposed conversion/ continuation date.

              Neither the Agent nor any Bank shall incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower or for otherwise acting in good faith under this subsection 2.03(d) and upon conversion/continuation by the Agent in accordance with this Agreement, pursuant to any telephonic notice the Borrower shall have effected such conversion or continuation, as the case may be, hereunder.

              Except as provided in subsection 2.06(d), a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to convert or continue in accordance therewith.

              (E) POST MATURITY INTEREST. Any principal payments on the Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due and any fees and other amounts payable hereunder not paid when due (the "due date"), in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall upon delivery of written notice to the Borrower from the Agent bear interest from and after the due date payable upon demand at a rate that is two percent (2%) per annum in excess of the rate of interest otherwise payable under this Agreement (or, in the case of any such fees and other amounts due hereunder, at the Prime Lending Rate plus 3.00%); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans shall thereupon become Prime Rate Loans and thereafter bear interest payable upon demand at a rate which is two percent (2%) per annum in excess of the interest rate otherwise payable under this Agreement for Prime Rate Loans. The payment or acceptance of the increased rate provided by this subsection 2.03(e) shall not constitute a waiver of any Event of Default or an amendment to this Agreement or otherwise prejudice or limit any rights or remedies of the Agent or any Bank.

              (F) COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Prime Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Prime Rate Loan, shall be included; and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan, or with respect to a Prime Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Prime Rate Loan to such Eurodollar Rate Loan, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

              2.04 Increased Costs. If any Bank shall determine that the adoption of any applicable law, rule or regulation concerning capital adequacy or any applicable change therein, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its Lending Office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, in each case occurring after the Effective Date, has or will have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligation to make a Loan hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by any amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank, the Borrower shall pay to such Bank such additional amounts as shall compensate such Bank for such reduction. Each Bank shall promptly notify the Borrower of any of the matters set forth in the preceding sentence. A certificate as to additional amounts owed any such Bank, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the Borrower and the Agent by such Bank shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto.

              2.05  Use of Proceeds.

              (A) REVOLVING LOANS. The proceeds of the Revolving Loans shall be applied by the Borrower for the general corporate purposes of the Borrower and its Subsidiaries, which may include, without limitation, the reimbursement of the Issuing Bank of any amounts drawn under any Letter of Credit as provided in subsection 2.07(c).

              (B) LETTER OF CREDIT. The Letters of Credit shall be used for the purpose of supporting (x) workers' compensation liabilities of the Borrower or its Subsidiaries, (y) the obligations of the Borrower or its Subsidiaries to third party insurers arising (1) by virtue of the laws of any jurisdiction requiring third party insurers and (2) in lieu of payments in cash of insurance obligations, or (z) performance, payment, deposit or surety obligations of the Borrower or its Subsidiaries, in any case if required by law or governmental rule or regulation, by any landlord under any real estate lease, or by custom and practice in the business of the Borrower and its Subsidiaries.

              (C) MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by the Borrower to purchase or carry any Margin Stock in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of the Board or to violate the Securities Exchange Act of 1934, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

              2.06    Special Provisions Governing Eurodollar Rate Loans.

              Notwithstanding any other provision of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

              (A) DETERMINATION OF INTEREST RATE. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Bank.

              (B) SUBSTITUTED RATE OF BORROWING. If on any Interest Rate Determination Date any Bank (including the Agent) shall have determined (which determination shall be final and conclusive and binding upon all parties but, with respect to the following clauses (i) and (ii)(B), shall be made only after consultation with the Borrower and the Agent) that:

              (i) by reason of any changes arising after the date of this Agreement affecting the Eurodollar market or affecting the position of that Bank in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to the Eurodollar Rate with respect to the Eurodollar Rate Loans as to which an interest rate determination is then being made; or

              (ii) by reason of (A) any change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpretation thereof and including the introduction of any new law or governmental rule, regulation or order) or (B) other circumstances affecting that Bank or the Eurodollar market or the position of that Bank in such market (such as for example, but not limited to, official reserve requirements required by Regulation D of the Board of Governors of the Federal Reserve System to the extent not given effect in the Eurodollar
     Rate), the Eurodollar Rate shall not represent the effective pricing to that Bank for Dollar deposits of comparable amounts for the relevant period;

then, and in any such event, that Bank shall be an Affected Bank and it shall promptly (and in any event as soon as possible after being notified of a borrowing, conversion or continuation) give notice (by telephone promptly confirmed in writing) to the Borrower and the Agent (which notice the Agent shall promptly transmit to each other Bank) of such determination. Thereafter, the Borrower shall pay to the Affected Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Affected Bank in its sole discretion shall reasonably determine) as shall be required to cause the Affected Bank to receive interest with respect to its Eurodollar Rate Loans for the Interest Period following that Interest Rate Determination Date at a rate per annum equal to the Eurodollar Margin plus the effective pricing to the Affected Bank for Dollar deposits to make or maintain its Eurodollar Rate Loans. A certificate as to additional amounts owed the Affected Bank, showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the Borrower and the Agent by the Affected Bank shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto.

              (C) REQUIRED TERMINATION AND PREPAYMENT. If on any date any Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties) that the making or continuation of its Eurodollar Rate Loans has become unlawful or impossible by reason of compliance by that Bank in good faith with any law, governmental rule, regulation or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, that Bank shall be an Affected Bank and it shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and the Agent (which notice the Agent shall promptly transmit to each other Bank) of that determination. Subject to the prior withdrawal of a Notice of Borrowing or a Notice of Conversion/ Continuation or prepayment of the Eurodollar Rate Loans of the Affected Bank as contemplated by the following subsection 2.06(d), the obligation of the Affected Bank to make or maintain its Eurodollar Rate Loans during any such period shall be terminated at the earlier of the termination of the Interest Period then in effect or when required by law and the Borrower shall no later than the termination of the Interest Period in effect at the time any such determination pursuant to this subsection 2.06(c) is made or, earlier, when required by law, repay or prepay the Eurodollar Rate Loans of the Affected Bank, together with all interest accrued thereon.

              (D) OPTIONS OF THE BORROWER. In lieu of paying an Affected Bank such additional moneys as are required by subsection 2.06(b) or the prepayment of an Affected Bank required by subsection 2.06(c), the Borrower may exercise any one of the following options:

              (i) If the determination by an Affected Bank relates only to Eurodollar Rate Loans then being requested by the Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Borrower may by giving notice (by telephone promptly confirmed in writing) to the Agent (who shall promptly give similar notice to each other Bank) no later than the date immediately prior to the date on which such Eurodollar Rate Loans are to be made, withdraw that Notice of Borrowing or Notice of Conversion/Continuation and the Eurodollar Rate Loans then being requested shall be made by the Banks as Prime Rate Loans; or

              (ii) Upon written notice to the Agent and each Bank, the Borrower may terminate the obligations of the Banks to make or maintain Loans as, and to convert Loans into, Eurodollar Rate Loans and in such event, the Borrower shall, prior to the time any payment pursuant to subsection 2.06(c) is required to be made or, if the provisions of subsection 2.06(b) are applicable, at the end of the then current Interest Period, convert all of the Eurodollar Rate Loans into Prime Rate Loans in the manner contemplated by sub-

     section 2.03(d) but without satisfying the advance notice requirements therein.

              (E) COMPENSATION. The Borrower shall compensate each Bank, upon written request by that Bank (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any loss (including interest paid) sustained by that Bank in connection with the re-employment of such funds), that such Bank may sustain: (i) if for any reason (other than a default by that Bank) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing, a Notice of Conversion/Continuation or a telephonic request for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to subsection 2.03(d), (ii) if any prepayment of any of its Eurodollar Rate Loans occurs on a date that is not the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrower, or (iv) as a consequence of any other default by the Borrower to repay its Eurodollar Rate Loans when required by the terms of this Agreement.

              (F) QUOTATION OF EURODOLLAR RATE. Anything herein to the contrary notwithstanding, if on any Interest Rate Determination Date Bankers Trust Company is as a matter of general practice not quoting rates to first class banks in the Eurodollar market for the offering of Dollars for deposit with maturities comparable to the Interest Period and in amounts comparable to the Eurodollar Rate Loans requested, the Agent shall contact the other Banks, if any, for their quotes for rates to first class banks in the Eurodollar market with respect to the requested Eurodollar Rate Loan, such other Banks to be contacted in decreasing order of their respective Pro Rata Shares (and in alphabetical order in the case of two or more Banks having the same Pro Rata Shares). In the event that none of the Banks are making Eurodollar quotes in the applicable amount and with the applicable maturity, the Agent shall give the Borrower and each Bank prompt notice thereof and the Loans requested shall be made as Prime Rate Loans.

              (G)     EURODOLLAR RATE TAXES.  The Borrower agrees that:

              (i) Promptly upon notice from any Bank to the Borrower, the Borrower will pay, prior to the date on which penalties attach thereto, all present and future income, stamp and other taxes, levies, or costs and charges whatsoever imposed, assessed, levied or collected on or in respect of a Loan solely as a result of the interest rate being determined by reference to the Eurodollar Rate and/or the provisions of this Agreement relating to the Eurodollar Rate and/or the recording, registration, notarization or other formalization of any thereof and/or any payments of principal, interest or other amounts made on or in respect of a Loan when the interest rate is determined by reference to the Eurodollar Rate (all such taxes, levies, costs and charges being herein collectively called "Eurodollar Rate Taxes"); provided, however, that Eurodollar Rate Taxes shall not include Increased Taxes. The Borrower shall also pay such additional amounts equal to increases in Increased Taxes payable by that Bank which increases are attributable to payments made by the Borrower described in the immediately preceding sentence or this sentence. A certificate as to additional amounts owed by the Borrower pursuant to this clause (i), showing in reasonable detail the basis for the calculation thereof, submitted in good faith to the Borrower and the Agent by any Bank shall, absent manifest error, be final and conclusive and binding upon all of the parties hereto. Promptly after the date on which payment of any such Eurodollar Rate Tax is due pursuant to applicable law, the Borrower will, at the request of that Bank, furnish to that Bank evidence, in form and substance satisfactory to that Bank, that the Borrower has met its obligations under this subsection 2.06(g).

              (ii) The Borrower will indemnify each Bank against, and reimburse each Bank on demand for, any Eurodollar Rate Taxes, as determined by that Bank in its good faith discretion; provided that such Bank shall provide the Borrower with appropriate receipts for any payments or reimbursements made by the Borrower pursuant to this clause (ii) of subsection 2.06(g).

              (iii) Each Bank organized under the laws of a jurisdiction outside of the United States (referred to in this subsection 2.06(g) as a "Foreign Bank") as to which payments to be made hereunder or under the Notes are exempt from United States withholding tax or are subject to such tax at a reduced rate under an applicable statute or tax treaty shall provide to the Borrower and the Agent (x) a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service of the United States certifying as to such Foreign Bank's entitlement to such exemption or reduced rate with respect to payments to be made to such Foreign Bank hereunder and under the Notes (referred to in this subsection 2.06(g) as a "Certificate of Exemption") or (y) a letter from such Foreign Bank stating that it is not entitled to any such exemption or reduced rate (referred to in this subsection 2.06(g) as a "Letter of Non-Exemption"). Each Foreign Bank shall provide such a Certificate of Exemption or a Letter of Non-Exemption on or before the Effective Date. Each Foreign Bank that becomes a Bank pursuant to the proviso in the definition of "Bank" shall provide a Certificate of Exemption or a Letter of Non-Exemption on the date such Foreign Bank becomes a Bank. Until the Borrower and the Agent have received from such Foreign Bank a Certificate of Exemption, the accuracy of which shall be reasonably satisfactory to the Borrower, the Borrower shall, subject to its obligations under subsections 2.06(g)(i), 2.06(g)(ii) and 2.06(i), be entitled to withhold taxes from such payments to such Foreign Bank at the statutory rate applicable to amounts to be paid hereunder to such Foreign Bank.

              (iv) Notwithstanding anything to the contrary contained in this subsection 2.06(g), the Borrower shall not be required to pay any amounts pursuant to this subsection 2.06(g) to any Foreign Bank unless such Foreign Bank has provided to the Borrower, within 60 days after the receipt by such Foreign Bank of a written request therefor, either a Certificate of Exemption or a Letter of Non-Exemption.

              (H) BOOKING OF EURODOLLAR RATE LOANS. Any Bank may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices or the office of an Affiliate of that Bank.

              (I) INCREASED COSTS. Except as provided in subsection 2.06(b) with respect to certain determinations on Interest Rate Determination Dates, if, after the date hereof by reason of, (x) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in, or in the interpretation of, any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally (whether or not having the force of law):

              (i) any Bank (or its applicable lending office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its applicable lending office imposed by the jurisdiction in which such Bank's principal executive office or applicable lending office is located); or

              (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank's applicable lending office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Rate Loans or its obligation to make Eurodollar Rate Loans shall be imposed on any Bank or its applicable lending office or the interbank Eurodollar market, and as a result thereof there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans, or there shall be a reduction in the amount received or receivable by that Bank or its applicable lending office, then the Borrower shall from time to time, upon written notice from and demand by that Bank (with a copy of such notice and demand to the Agent), pay to the Agent for the account of that Bank, within five Business Days after receipt of such notice and demand, additional amounts sufficient to indemnify that Bank against such increased cost or reduced amount. A certificate as to the amount of such increased cost or reduced amount, submitted to the Borrower and the Agent by that Bank, shall, except for manifest error, be final, conclusive and binding for all purposes. Any payments to be made by the Borrower under subsections 2.06(b), 2.06(g) or 2.06(i) are to be without duplication.

              (J) ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Bank under this Section 2.06 shall be made as though that Bank had actually funded its relevant Eurodollar Rate Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Bank to a domestic office of that Bank in the United States of America; provided, however, that each Bank may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.06.

              (K) EURODOLLAR RATE LOANS AFTER DEFAULT. Unless the Agent and Required Banks shall otherwise agree, after the occurrence of and during the continuance of a Default or an Event of Default, the Borrower may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan.

              (L) AFFECTED BANKS' OBLIGATION TO MITIGATE. Each Bank agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to be an Affected Bank under subsection 2.06(b) or 2.06(c) or that would entitle such Bank to receive payments under subsection 2.06(g) or 2.06(i), it will, to the extent not inconsistent with such Bank's internal policies, use reasonable efforts to make, fund or maintain the affected Eurodollar Rate Loans of such Bank through another lending office of such Bank if as a result thereof the additional moneys which would otherwise be required to be paid to such Bank pursuant to subsection 2.06(b), 2.06(g) or 2.06(i) would be materially reduced or the illegality or other adverse circumstances which would otherwise require prepayment of such Loans pursuant to subsection 2.06(c) would cease to exist, and if, as determined by such Bank in its sole discretion, the making, funding or maintaining of such Loans through such other lending office would not otherwise materially adversely affect such Loans or such Bank. The Borrower hereby agrees to pay all reasonable expenses incurred by any Bank in utilizing another lending office of such Bank pursuant to this subsection 2.06(l).

              2.07  Letters of Credit.

              (A) LETTERS OF CREDIT. In addition to the Borrower requesting that the Banks make Revolving Loans pursuant to subsection 2.01(a), the Borrower may request, in accordance with the provisions of this subsection 2.07, on and after the Effective Date to and excluding the Termination Date, that the Issuing Bank issue Letters of Credit for the account of the Borrower; provided that (i) the Borrower shall not request that the Issuing Bank issue (and the Issuing Bank shall not issue) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the aggregate of all Revolving Loan Commitments and (ii) the Borrower shall not request that the Issuing Bank issue any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $3,000,000. In no event shall the Issuing Bank issue any Letter of Credit having an expiration date later than one year after the issuance thereof. If the issuing Bank, in its sole discretion, determines to issue a Letter of Credit expiring after the scheduled Termination Date, the Borrower shall be required on the third Business Day immediately preceding the

Termination Date to deposit with the Issuing Bank cash collateral for the repayment of any drawings under the Letter of Credit, such deposit to be in an amount equal to the maximum amount that may be drawn under such Letter of Credit and to be upon such terms and conditions as the Issuing Bank may require. The issuance of any Letter of Credit in accordance with the provisions of this Section 2.07 shall require the satisfaction of each condition set forth in Sections 5.02 and 5.03, as applicable; provided, however, that the obligation of the Issuing Bank to issue any Letter of Credit is subject to the condition that (i) the Issuing Bank believed in good faith that all conditions under subsection 2.07(a) and Sections 5.02 and 5.03, as applicable, to the issuing of such Letter of Credit were satisfied at the time such Letter of Credit was issued or (ii) the satisfaction of any such condition not satisfied had been waived by Required Banks prior to or at the time such Letter of Credit was issued; provided further that the Issuing Bank shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, including, without limitation, an Officer's Certificate from the Borrower as to the satisfaction of the conditions under Sections 5.02 and 5.03, as applicable, in determining the satisfaction of any conditions to the issuance of any Letter of Credit or the Total Utilization of Revolving Loan Commitments or Letter of Credit Usage then in effect.

              Notwithstanding the provisions of the preceding paragraph, any letter of credit issued and outstanding under the Existing Agreement, if any, shall on and after the Effective Date be deemed to be issued and outstanding hereunder and shall be a "Letter of Credit" for the purposes of this Agreement.

              Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Bank a participation in such Letter of Credit and drawings thereunder in an amount equal to such Bank's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder. If the Issuing Bank issues a Letter of Credit having an expiration date after the scheduled Termination Date, such participations shall expire without further action by any Bank on the scheduled Termination Date.

              Each Letter of Credit supporting the payment of Indebtedness may provide that the Issuing Bank may (but shall not be required to) pay the beneficiary thereof upon the occurrence of a Default or an Event of Default and the acceleration of the maturity of the Loans or, if payment is not then due to the beneficiary, provide for the deposit of funds in an account to secure payment to the beneficiary and that any funds so deposited shall be paid to the beneficiary of the Letter of Credit if conditions to such payment are satisfied or returned to the Issuing Bank for distribution to the Banks (or, if all Obligations shall have been indefeasibly paid in full, to the Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit.

              (B) NOTICE OF ISSUANCE. Whenever the Borrower desires to cause the Issuing Bank to issue a Letter of Credit, it shall deliver to the Issuing Bank and the Agent a Notice of Issuance of Letter of Credit in the form of Exhibit C no later than 1:00 P.M. (New York time) at least four Business Days in advance of the proposed date of issuance or such shorter time as may be acceptable to the Issuing Bank (and the Agent shall promptly notify each Bank of the proposed issuance of a Letter of Credit). The Notice of Issuance of Letter of Credit shall specify (i) the proposed date of issuance (which shall be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the expiration date of the Letter of Credit, (iv) the name and address of the beneficiary, (v) such other documents or materials as the Issuing Bank may reasonably request, and (vi) a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Bank to make payment under the Letter of Credit; provided that the Issuing Bank, in its sole judgment, may require changes in any such documents and certificates. In determining whether to pay any Letter of Credit, the Issuing Bank shall be responsible only to use reasonable care to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. Promptly upon the issuance of a Letter of Credit, the Issuing Bank shall notify each Bank of the issuance and the amount of each such other Bank's respective participation therein determined in accordance with subsection 2.07(d) and such notice shall be accompanied by a copy of the issued Letter of Credit.

              (C) PAYMENT OF AMOUNTS DRAWN UNDER OR NECESSARY TO COLLATERALIZE LETTERS OF CREDIT. In the event (i) the beneficiary of any Letter of Credit makes a drawing thereunder or (ii) the Borrower is required under subsection 2.07(a) to cash collateralize any Letter of Credit, the

Issuing Bank shall immediately notify the Borrower and the Agent, and the Borrower shall reimburse the Issuing Bank or make a deposit with the Issuing Bank, as appropriate, on the day on which such drawing is honored or such cash collateral deposit is required in an amount in same day funds equal to the amount of such drawing or, in the case of such a deposit, the maximum amount that may be drawn under the applicable Letter of Credit; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless prior to 1:00 P.M. (New York time) on the date of such drawing or the date the Borrower is required make such required deposit of cash collateral, as applicable, (A) the Borrower shall have notified the Issuing Bank and the Agent that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing or to make such deposit with funds other than the proceeds of Revolving Loans or (B) the Borrower shall have delivered a Notice of Borrowing requesting Revolving Loans which are Prime Rate Loans in an amount equal to the amount of such drawing or deposit, the Borrower shall be deemed to have given a Notice of Borrowing to the Agent requesting the Banks to make Revolving Loans which are Prime Rate Loans on the date on which such drawing is honored or on which such deposit is required in an amount equal to the amount of such drawing or deposit, and (ii) if so requested by the Agent, the Banks shall, on the date of such drawing or required deposit, make Revolving Loans which are Prime Rate Loans in the amount of such drawing or required deposit, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing or to make a deposit with the Issuing Bank in the amount of such required deposit; and provided further that, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on such date in an amount equal to the amount of such drawing or deposit, the Borrower shall reimburse or make a deposit with the Issuing Bank, on the Business Day immediately following the date of such drawing or such deposit, in an amount in same day funds equal to the excess of the amount of such drawing or deposit over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in subsection 2.07(e)(iii).

              (D) PAYMENT BY THE BANKS. If the Borrower shall fail to reimburse the Issuing Bank, for any reason, as provided in subsection 2.07(c) (including, without limitation, the making of Revolving Loans by the Banks pursuant to the terms of subsection 2.07(c)) in an amount equal to the amount of any drawing honored by the Issuing Bank under a Letter of Credit issued by it, the Issuing Bank shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's respective participation therein based on such Bank's Pro Rata Share. Each Bank shall make available to the Issuing Bank an amount equal to its respective participation, in same day funds, at the office of the Issuing Bank specified in such notice, not later than 1:00 P.M. (New York time) on the Business Day after the date notified by the Issuing Bank. If any Bank fails to make available to the Issuing Bank the amount of such Bank's participation in such Letter of Credit as provided in this subsection 2.07(d), the Issuing Bank shall be entitled to recover such amount on demand from such Bank together with interest at the customary rate set by the Issuing Bank for the correction of errors among banks for one Business Day and thereafter at the Prime Lending Rate. Nothing in this Section 2.07 shall be deemed to prejudice the right of any Bank to recover from the Issuing Bank any amounts made available by such Bank to the Issuing Bank pursuant to this subsection 2.07(d) if it is determined in a final judgment by a court of competent jurisdiction that the payment with respect to a Letter of Credit by the Issuing Bank in respect of which payment was made by such Bank constituted gross negligence or willful misconduct on the part of the Issuing Bank. The Issuing Bank shall distribute to each other Bank which has paid all amounts payable by it under this subsection 2.07(d) with respect to any Letter of Credit issued by the Issuing Bank such other Bank's Pro Rata Share of all payments received by the Issuing Bank from the Borrower or pursuant to the last paragraph of subsection 2.07(a) in reimbursement of drawings honored by the Issuing Bank under such Letter of Credit when such payments are received.

              (E) COMPENSATION. The Borrower agrees to pay the following amounts to the Issuing Bank with respect to each Letter of Credit issued by it:

              (i) letter of credit fees, payable in relation to each Letter of Credit on the outstanding stated amount of such Letter of Credit at the rate of 2.00% per annum during the period from the Effective Date to but excluding June 30, 1995, (b) 2.50% per annum during the period from and including June 30, 1995 to but excluding September 30, 1995, and (c) 3.00% per annum during the period from and including September 30, 1995 and thereafter, such fees being payable in relation to any Letter of Credit in arrears on the last day of February, May, August, and November, commencing on the first such date occurring after the Effective Date, and on the date such Letter of Credit expires or is surrendered for cancellation; provided that the minimum amount of letter of credit fees payable in respect of any Letter of Credit issued hereunder shall be $500;

              (ii) with respect to drawings made under any Letter of Credit, interest, payable on demand, on the amount paid by the Issuing Bank in respect of each such drawing from the date of the drawing through the date such amount is reimbursed by the Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 2.07(c)) at a rate which is equal to the Prime Lending Rate; provided that if such amount is not paid on demand, such amount shall bear interest thereafter at a rate which is equal to 2.50% per annum in excess of the Prime Lending Rate which such rate shall not thereafter be increased pursuant to subsection 2.03(e); and

              (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, documentary and processing charges in accordance with the Issuing Bank's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be, or as otherwise agreed to by the Issuing Bank.

              Promptly upon receipt by the Issuing Bank of any amount described in clauses (i) or (ii) of this subsection 2.07(e) with respect to a Letter of Credit, the Issuing Bank shall distribute to each Bank its Pro Rata Share of such amount.

              (F) OBLIGATIONS ABSOLUTE. The obligation of the Borrower to reimburse the Issuing Bank for drawings made under the Letters of Credit issued by it and to repay any Revolving Loans made by the Banks pursuant to subsection 2.07(c) and the obligations by the Banks under subsection 2.07(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including, without limitation, the following circumstances:

              (i) any lack of validity or enforceability of any Letter of Credit;

              (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such transferee may be acting), the Agent, any Bank or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Borrower and the beneficiary for which the Letter of Credit was procured);

              (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided that the Issuing Bank shall use reasonable care to determine that the documents and certificates required to be delivered under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit;

              (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided that the Issuing Bank shall use reasonable care to determine that the documents and certificates required to be delivered under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit;

              (v) any adverse change in the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries;

              (vi) any breach of this Agreement or any other Credit Document by the Borrower or any of its Subsidiaries, the Agent or any Bank (other than the Issuing Bank);

              (vii) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

              (viii) the fact that a Default or an Event of Default shall have occurred and be continuing;

provided that the Borrower shall not be required to pay any such amounts to the extent they arise from the gross negligence or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction).

              (G) ADDITIONAL PAYMENTS. If by reason of (i) any change in any applicable law, regulation, rule, decree or regulatory requirement or any change in the interpretation or application by any judicial or regulatory authority of any law, regulation, rule, decree or regulatory requirement, in each case occurring after the Effective Date, or (ii) compliance by the Issuing Bank or any Bank with any direction, request or requirement (whether or not having the force of law) announced or issued after Effective Date by any governmental or monetary authority, including, without limitation, any announcements or issuances under Regulation D of the Board of Governors of the Federal Reserve System:

              (A) the Issuing Bank or any Bank shall be subject to any tax, levy, charge or withholding of any nature or to any variation thereof or to any penalty with respect to the maintenance or fulfillment of its obligations under this Section 2.07, whether directly or by such being imposed on or suffered by the Issuing Bank or any Bank;

              (B) any reserve, special deposit, premium, FDIC assessment, capital adequacy or similar requirement is or shall be applicable, imposed or modified in respect of any Letters of Credit issued by the Issuing Bank or participations therein purchased by any Bank; or

              (C) there shall be imposed on the Issuing Bank or any Bank any other condition regarding this Section 2.07, any Letter of Credit or any participation therein;

and the result of the foregoing is to directly or indirectly increase the cost to the Issuing Bank or any Bank of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Issuing Bank or any Bank, then and in any such case the Issuing Bank or such Bank may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify the Borrower and the Agent, and the Borrower shall pay within five Business Days of the date of such notice such amounts as the Issuing Bank or such Bank may specify to be necessary to compensate the Issuing Bank or such Bank for such additional cost or reduced receipt, together with interest on such amount from the date demanded until payment in full thereof at a rate equal at all times to the Prime Lending Rate plus 2.50% per annum. The determination by the Issuing Bank or any Bank, as the case may be, of any amount due pursuant to this subsection 2.07(g) as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of error, be final and conclusive and binding on all of the parties hereto.

              (H) INDEMNIFICATION; NATURE OF THE ISSUING BANK'S DUTIES. In addition to amounts payable as elsewhere provided in this Section 2.07, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of gross negligence or willful misconduct of the Issuing Bank or the

Issuing Bank failing to use reasonable care to determine that the documents and certificates required to be delivered under such Letter of Credit had been delivered and that they complied on their face with the requirements of that Letter of Credit as determined by a court of competent jurisdiction or (ii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Government Acts"). Each Bank, proportionately to its Pro Rata Share, severally agrees to indemnify the Issuing Bank to the extent the Issuing Bank shall not have been reimbursed by the Borrower or its Subsidiaries, for and against any of the foregoing claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Issuing Bank is entitled to reimbursement from the Borrower.

              As between the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible (absent gross negligence or willful misconduct (as determined by a court of competent jurisdiction)): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof;
(vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder; provided that, notwithstanding the foregoing, the Issuing Bank shall use reasonable care to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

              In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith and absent gross negligence or willful misconduct of the Issuing Bank (as determined by a court of competent jurisdiction), shall not put the Issuing Bank under any resulting liability to the Borrower.

              Notwithstanding anything to the contrary contained in this subsection 2.07(h), the Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank arising solely out of the gross negligence or willful misconduct of the Issuing Bank as determined by a court of competent jurisdiction, or out of the wrongful dishonor by the Issuing Bank of a proper demand for payment made under the Letters of Credit; provided that the Issuing Bank shall use reasonable care to determine that the documents and certificates required to be delivered under any Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

              For purposes of this subsection 2.07(h), the term "Issuing Bank" means the Issuing Bank and any Bank purchasing a participation in any Letter of Credit pursuant to subsection 2.07(d).

              (I) COMPUTATION OF INTEREST AND FEES. Interest and letter of credit fees payable pursuant to this Section 2.07 shall be computed on the basis of a 360-day year and the actual number of days elapsed in the period during which such interest or fees accrue.

              Section 3.  Fees.

              3.01  Fees.

              (A) LOAN FEES. On the Signing Date, the Borrower agrees to pay to Bankers Trust Company an extension fee in such amount as may be mutually agreed upon, which fee shall be deemed fully earned upon such date.

              (B) COMMITMENT FEES. The Borrower agrees to pay to the Agent, for distribution to each Bank in proportion to its Pro Rata Share, commitment fees for the period from and including the Signing Date to but excluding the Termination Date equal to the average of the daily unused portion of the Revolving Loan Commitments multiplied by 1/2 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on and to the last day of February, May, August and November, commencing on the first such date occurring after the Effective Date, and upon the termination of the Revolving Loan Commitments. Anything contained in this Agreement to the contrary notwithstanding, for the purposes of calculating the commitment fees payable by the Borrower pursuant to this subsection 3.01(c), the "unused portion of the Revolving Loan Commitments", as of any date of determination, shall be an amount equal to the aggregate amount of Revolving Loan Commitments as of such date minus the aggregate principal amount of all outstanding Revolving Loans and the Letter of Credit Usage on such date, and the unused portion of the Revolving Loan Commitments shall not be reduced by reason of Borrower's inability to satisfy the conditions precedent set forth in Section 5 and consequent inability to borrow Loans hereunder.

              Section 4.  Prepayments; Payments.

              4.01  Prepayments; Mandatory Reduction of Revolving Loan
                Commitment.

              (A) OPTIONAL PREPAYMENTS. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (i) the Borrower shall give the Agent at its Notice Office at least one Business Days' prior notice of its intent to prepay the Loans and the amount of such prepayment, which notice the Agent shall promptly transmit to each of the Banks and (ii) Eurodollar Rate Loans may be prepaid only on the expiration of the Interest Period applicable thereto.

              (B) MANDATORY PREPAYMENTS TO EFFECT RESTRICTIONS ON LOANS. The Borrower shall make prepayments on the Revolving Loans necessary to give effect to the limitations set forth in subsection 2.01(a).

              (C) PREPAYMENTS AND REDUCTIONS FROM ASSET SALES; MANDATORY REDUCTION OF REVOLVING LOAN COMMITMENT. No later than the second Business Day following the date of receipt by the Borrower or any of its Subsidiaries of Cash Proceeds of any Asset Sale, the Borrower shall prepay the Revolving Loans in an amount equal to the lesser of (i) the Net Cash Proceeds of such Asset Sale or (ii) the amount, if any, by which the outstanding principal amount of the Revolving Loans then exceeds $10,000,000, and the Revolving Loan Commitments shall be permanently reduced, in an amount equal to the lesser of (1) the Net Cash Proceeds of such Asset Sale or (2) the amount, if any, by which the Revolving Loan Commitment then exceeds $10,000,000. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitment pursuant to this subsection, the Borrower shall deliver to the Agent a certificate of its chief financial officer or treasurer demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. In the event that the Borrower shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment or a reduction of the Revolving Loan Commitment pursuant to this subsection, determine that the prepayments and/or reductions of the Revolving Loan Commitment previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection, the Borrower shall promptly make an additional prepayment of the Loans and the Revolving Loan Commitment shall be permanently reduced, in the manner described above in an amount equal to the amount of any such deficit, and the Borrower shall concurrently therewith deliver to Agent a certificate of its chief financial officer or treasurer demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit.

              4.02 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto not later than 2:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Agent. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or under any Note or of the commitment or other fees hereunder, as the case may be; provided, however, that if the day on which payment relating to a Eurodollar Rate Loan is due is not a Business Day but is a day of the month after which no further Business Day occurs in that month, then the due date thereof shall be the next preceding Business Day.

              4.03 Net Payments. All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense.

              4.04 Application of Prepayments. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to the payment of interest before application to principal. With respect to different Loans being prepaid separately, any prepayment shall be applied first to Prime Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in the order determined by the Agent unless the Borrower indicates otherwise in its notice of prepayment pursuant to subsection 4.01(a).

              4.05 Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, and such payments shall be apportioned ratably to the Banks, proportionately to the Banks' respective Pro Rata Shares. The Agent shall promptly distribute to each Bank at its primary address set forth below its name on the appropriate signature page hereof or such other address as any Bank may request its share of all such payments received by the Agent and the commitment and loan fees of such Bank when received by the Agent pursuant to subsections 3.01(a), 3.01(c) or 3.01(d).

              4.06 Voluntary Reduction of Revolving Loan Commitments. The Borrower shall have the right, at any time and from time to time, to terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments. The Borrower shall give not less than three Business Days' prior written notice to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or partial reduction, the Agent shall notify each Bank of the proposed termination or reduction. Such termination or partial reduction of the Revolving Loan Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Revolving Loan Commitment of each Bank proportionately to its Pro Rata Share. Any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount unless the remaining amount of the Revolving Loan Commitments is less than $100,000 in which case such reduction shall be in the amount of the then remaining Revolving Loan Commitments.

              Section 5. Conditions Precedent. The effectiveness of this Agreement and the obligations of the Banks to maintain and make Loans hereunder are subject to the satisfaction of the following conditions.

              5.01 Conditions to Effectiveness. This Agreement shall become effective only upon satisfaction of all of the following conditions:

              (A) EXECUTION OF AGREEMENT, NOTES AND PLEDGE AGREEMENTS. The Agent shall have received: (i) a signed copy of this Agreement (whether the same or different copies) duly executed by the Borrower, each Bank and the Agent, (ii) an original Revolving Note made to the order of each Bank executed by the Borrower in the amount, maturity and as otherwise provided herein, and (iii) signed copies of the Borrower Pledge Agreement and the Intercreditor Pledge Agreement, together with certificates representing all shares of stock pledged thereunder and related undated stock powers, executed in blank.

              (B) NO DEFAULT; REPRESENTATION AND WARRANTIES. All representations and warranties of the Borrower and its Subsidiaries set forth in this Agreement and in each of the other Credit Documents shall be true, correct and complete in all material respects on and as of the Effective Date and after giving effect to the transactions contemplated to occur on such date, and the Borrower shall have delivered to the Agent an officer's certificate, dated as of the Effective Date, signed by the President or Vice President of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, in form and substance satisfactory to the Agent, to the effect that on and as of the Effective Date and after giving effect to the transactions contemplated to occur on such date, (i) no Default or Event of Default shall have occurred and be continuing and (ii) all representations and warranties contained herein and in the other Credit Documents are true, correct and complete in all material respects.

              (C)     CORPORATE DOCUMENTS; PROCEEDINGS.

                      (i) On the Effective Date, the Agent shall have received a certificate, dated the Effective Date, signed by the President or Vice President of the Borrower, and attested to by the Secretary or any Assistant Secretary of the Borrower, in form and substance satisfactory to the Agent, certifying resolutions of the Board of Directors of the Borrower authorizing and approving this Agreement and the Pledge Agreement and the transactions contemplated hereby and thereby and the Certificate of Incorporation and By-Laws of the Borrower together with copies of the Certificate of Incorporation and By-Laws of the Borrower and the resolutions of the Borrower referred to in such certificate.

                      (ii) On the Effective Date, the Agent shall have received a certificate, dated the Effective Date, signed by the President or Vice President of each Guarantor Subsidiary, and attested to by the Secretary or any Assistant Secretary of such Guarantor Subsidiary, in form and substance satisfactory to Agent, certifying the resolutions adopted by the Board of Directors of such Guarantor Subsidiary approving and authorizing the Acknowledgement and Consent and the transactions contemplated thereby and the Certificate of Incorporation and By-Laws of such Guarantor Subsidiary, together with copies of the Certificate of Incorporation and By- Laws of such Guarantor Subsidiary and the resolutions of such Guarantor Subsidiary referred to in such certificate.

                      (iii) On the Effective Date, the Agent shall have received, with respect to the Borrower and each Guarantor Subsidiary, a good standing certificate from its jurisdiction of incorporation dated a recent date prior to the Effective Date.

                  (iv) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and substance to the Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, if any, which any Bank reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities.

              (D) ACKNOWLEDGEMENT AND CONSENT. Each Guarantor Subsidiary and each of Borrower's Subsidiaries party to the Subordination Agreement shall have duly executed and delivered the Acknowledgement and Consent.

              (E) INTERCREDITOR AGREEMENT. The Agent, Bankers Trust Company, as the Collateral Agent thereunder, and SV shall have duly executed and delivered the Intercreditor Agreement.

              (F) PAYMENT OF FEES. The Borrower shall have paid the Fees required by Section 3.01 to be paid on the Effective Date and the reasonable fees and expenses of O'Melveny & Myers, counsel to the Agent, as of the Effective Date.

              (G) OPINIONS OF COUNSEL. On the Effective Date, the Agent shall have received from Philip C. Maynard, counsel to the Borrower, an opinion in form and substance satisfactory to the Agent, addressed to each of the Banks and dated the date of delivery, covering such matters incident to the transactions contemplated herein as the Agent may reasonably request.

              All the Notes, certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Agent at the Agent's Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Banks.


              5.02 Conditions to all Loans and Letters of Credit. The obligations of the Banks to make Revolving Loans and the obligation of the Issuing Bank to issue a Letter of Credit on each Funding Date are subject to the following further conditions precedent:

              (a) The Agent shall have received, in accordance with the provisions of subsections 2.01(b) or 2.07(b), as the case may be, before that Funding Date, an originally executed Notice of Borrowing or Notice of Issuance of Letter of Credit, as the case may be, in each case signed by the chief executive officer, the chief financial officer or the treasurer of the Borrower or by any officer of the Borrower designated by the Board of Directors of the Borrower or any of the above-described officers on behalf of the Borrower in writing delivered to the Agent. The obligation of the Issuing Bank to issue any Letter of Credit is subject to the further condition precedent that on or before the date of issuance of such Letter of Credit, the Issuing Bank shall have received, in accordance with the provisions of subsection 2.07(b), all other information specified in subsection 2.07(b) and such other documents as the Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

              (b)     As of the Funding Date:

                      (i) The representations and warranties (other than the representations and warranties set forth in Section 6.18) contained herein shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date;

                      (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing or the issuance of such Letter of Credit that would constitute a Default or an Event of Default;

                      (iii) The Borrower shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed by it on or before that Funding Date;

                      (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Bank from making the Revolving Loans or the Issuing Bank from issuing the Letter of Credit; and

                      (v) The making of the Revolving Loans or the issuing of the Letter of Credit requested on such Funding Date shall not violate any law, including, without limitation, Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

              5.03 Conditions to Certain Revolving Loans and Letters of Credit. The obligations of each Bank to make a Revolving Loan and the obligation of the Issuing Bank to issue a Letter of Credit on each Funding Date when the making of such Revolving Loan or the issuance of such Letter of Credit, as applicable, would (i) increase the aggregate outstanding amount of Revolving Loans over the aggregate amount of Revolving Loans outstanding immediately prior to the making of such Loan or (ii) increase the aggregate Letter of Credit Usage over the aggregate Letter of Credit Usage immediately prior to the issuance of such Letter of Credit are subject to the further condition precedent that the representations and warranties set forth in
Section 6.18 are true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date.

              Section 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to maintain and make the Loans, the Borrower makes the following representations, warranties and agreements, which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans.

              6.01 Corporate Status. Each of the Borrower and its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or any Reporting Subsidiary and its Subsidiaries taken as a whole.

              6.02 Corporate Power and Authority. The Borrower and each of its Subsidiaries has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of each of such Credit Documents. The Borrower and each of its Subsidiaries has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of the Borrower or such Subsidiary, as the case may be, enforceable against the Borrower or such Subsidiary, as the case may be, in accordance with its terms except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

              6.03 No Violation. Neither the execution, delivery or performance by the Borrower or a Subsidiary of the Borrower of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions of any such Credit Documents, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens permitted under Section 8.01) upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

              6.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the Effective Date), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower or any of its Subsidiaries of any Credit Document to which the Borrower or any of such Subsidiaries is a party, or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

              6.05 Financial Statements; Financial Condition; Undisclosed Liabilities; etc.

              (a) The consolidated balance sheets of the Borrower and its Consolidated Subsidiaries at December 31, 1993 and September 30, 1994, and the related consolidated statements of operations and statements of cash flows of the Borrower and its Consolidated Subsidiaries for the fiscal year or 9-month period, as the case may be, ended on such date and heretofore furnished to the Banks present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries at the date of such balance sheets and statements of operations of the Borrower and its Consolidated Subsidiaries for such fiscal year or 9-month period, as the case may be. All such consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied except for, with respect to the financial statements for the 9-month period ended on September 30, 1994, year-end audit adjustments.

              (b) The consolidated balance sheet of each Reporting Subsidiary and its Consolidated Subsidiaries at December 31, 1993 and September 30, 1994, and the related consolidated statements of operations and the consolidated statement of cash flows of each Reporting Subsidiary and its Consolidated Subsidiaries for the fiscal year or 9-month period, as the case may be, ended on such date and heretofore furnished to the Banks have been prepared in accordance with generally accepted accounting principles and practices consistently applied except for, with respect to the financial statements for the 9-month period ended on September 30, 1994, year-end audit adjustments, and except that the Borrower in preparing the financial statements of each Reporting Subsidiary does not allocate corporate overhead, interest and taxes in accordance with generally accepted accounting principles and prepares all of its financial statements by considering materiality based on the consolidated financial statements of the Borrower and its Subsidiaries taken as a whole. Subject to the foregoing exceptions from generally accepted accounting principles and year-end audit adjustments in the case of the financial statements for the 9-month period ended on September 30,

1994 such financial statements of each Reporting Subsidiary and its Consolidated Subsidiaries present fairly the financial condition of such Reporting Subsidiary and its Consolidated Subsidiaries at the date of such balance sheets and statements of operations of such Reporting Subsidiary and its Consolidated Subsidiaries for such fiscal year or 9-month period, as the case may be.

              (c) Except as fully reflected in the financial statements described in subsections 6.05(a) and (b) or in Schedule III, there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries taken as a whole, to any Reporting Subsidiary and its Subsidiaries taken as a whole or to Ed Centers. Except as set forth in Schedule III, as of the Effective Date the Borrower does not know of any basis for the assertion against the Borrower or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements described in subsections 6.05(a) and (b) which, either individually or in the aggregate, would be material to the Borrower and its Subsidiaries taken as a whole, to any Reporting Subsidiary and its Subsidiaries taken as a whole or to Ed Centers.

              6.06 Litigation. Except as set forth on Schedule IV, there is no action, suit or arbitration or other proceeding pending or, to the best knowledge of the Borrower, threatened with respect to (i) any Credit Document,
(ii) any tax return, or (iii) any other matter that, if adversely determined, is reasonably likely to materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, of any Reporting Subsidiary and its Subsidiaries taken as a whole or of Ed Centers.

              6.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to any Bank (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

              6.08 Use of Proceeds; Margin Regulations. All proceeds of the Loans (including the Existing Loans continued as Revolving Loans hereunder) and any Letters of Credit have been and will be used by the Borrower for the purposes set forth in Section 2.05; provided that no part of the proceeds of any Loan or any Letter of Credit was or will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan or the issuance of any Letter of Credit nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

              6.09 Tax Returns and Payments. Each of the Borrower and its Subsidiaries has filed all tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent, those being contested in good faith and those listed on Schedule IV.

              6.10 Compliance with ERISA. Each Plan is in substantial compliance with ERISA; no Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability, no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Borrower nor any Subsidiary of the Borrower nor ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Sections 502(c), (i) or (l), 515, 4062, 4063, 4064, 4071, 4201 or 4204 of ERISA or Chapter 43 of the Code or expects to incur any liability under any of the foregoing sections; no proceedings have been instituted to terminate any Plan; no condition exists which presents a material risk to the Borrower or any of its Subsidiaries of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no Lien imposed under the Code or ERISA on the assets of the Borrower or any of its Subsidiaries exists or is likely to arise on account of any Plan; the Borrower and its Subsidiaries may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any Person interested therein; and no Plan has received notice from the Internal Revenue Service of the failure of such Plan to qualify under
Section 401(a) of the Code.

              6.11 Capitalization. The authorized capital stock of the Borrower consists of 50,000,000 shares of common stock, $.01 par value per share, of which 29,576,757 shares were issued and outstanding as of December 31, 1994. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable. The Borrower does not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock except:

              (i)     The Public Subordinated Debt;

              (ii) Options held by present and former officers, directors and employees of the Borrower and its Subsidiaries for the purchase of not more than 1,319,980 shares of the Borrower's common stock plus any additional stock options issued for the Borrower's common stock during 1994 and 1995 in the normal course of business;

              (iii) The stockholders' rights plan adopted by the Board of Directors of the Borrower on October 29, 1986 as described in the plan summary heretofore delivered to the Banks; and

              (iv)    The New Subordinated Debt.

              6.12 Subsidiaries. On the Effective Date, the corporations listed on Schedule V are the only Subsidiaries of the Borrower. Schedule V correctly sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

              6.13  Compliance with Statutes, etc.  Except as disclosed on
Schedule VI, each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, in the aggregate, have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, of any Reporting Subsidiary and its Subsidiaries taken as a whole or of Ed Centers.

              6.14 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

              6.15 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

              6.16 Labor Relations. Neither the Borrower nor any of its Subsidiaries has or is engaged in any unfair labor practice that would have a material adverse effect on the Borrower and its Subsidiaries taken as a whole. There is (i) no significant unfair labor practice complaint pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, (ii) no significant strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries, and (iii) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organizing activities are taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as would not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

              6.17  Patents, Licenses, Franchises and Formulas.

              Each of the Borrower and its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would result in a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or of any Reporting Subsidiary and its Subsidiaries taken as a whole.

              6.18  No Material Adverse Change.  Except as set forth on
Schedule II, since December 31, 1993, there has been no material adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, of any Reporting Subsidiary and its Subsidiaries taken as a whole or of Ed Centers.

              6.19 Obligations Constitute "Senior Indebtedness". All Obligations of the Borrower under this Agreement and the Letters of Credit are within the definition of "Designated Senior Indebtedness" contained in the New Subordinated Debt Agreement and the definition of "Senior Indebtedness" contained in the indenture pursuant to which the Public Subordinated Debt has been issued.

              Section 7. Affirmative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Loans and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

              7.01  Information Covenants.  The Borrower will furnish to each
                Bank:

              (a) Quarterly Financial Statements. (i) Borrower. Within 45 days (or 90 days in the case of the fourth fiscal quarter) after the close of each quarterly accounting period in each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statements of operations and statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period and for such quarterly period and setting forth comparative figures for the related periods in the prior fiscal year for the statements of operations and cash flows, all of which shall be certified by the chief executive officer or the chief financial officer of the Borrower, subject to normal year-end audit adjustments.

              (ii) Reporting Subsidiaries. Within 45 days (or 90 days in the case of the fourth fiscal quarter) after the close of each quarterly accounting period in each fiscal year of the Borrower, the consolidated balance sheet of each Reporting Subsidiary and its Consolidated Subsidiaries as at the end of such quarterly period and the related consolidated statement of operations and the consolidated statement of cash flows and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and for such quarterly period and setting forth comparative figures for the related periods in the prior fiscal year for the statements of operations and cash flows, all of which shall be certified by the chief executive officer or chief financial officer of the Borrower, subject to normal year-end audit adjustments.

              (b) Annual Financial Statements. (i) Borrower. Within 90 days after the close of each fiscal year of the Borrower, the consolidated and consolidating balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of operations and statements of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified, in the case of the consolidated financial statements, without qualification by independent certified public accountants of recognized national standing reasonably acceptable to Required Banks, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default as a result of a breach of Sections 8.04, 8.08, 8.09, 8.10, 8.11 and 8.12 which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

              (ii) Reporting Subsidiaries. Within 90 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of each Reporting Subsidiary and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statement of operations and consolidated statement of cash flows for such fiscal year, all of which shall be certified by the chief executive officer or the chief financial officer of the Borrower.

              (c) Management Letters. Promptly after the Borrower's receipt thereof, a copy of any "management letter" received by the Borrower from its certified public accountants.

              (d) Performance Plan. On or before December 31st of each year, a preliminary performance plan for the immediately following year, and on or before February

     28th of each year, a final performance plan (the "Performance Plan") for such year, each in a form reasonably satisfactory to the Banks for the Borrower and its Subsidiaries as a whole and each Reporting Subsidiary and its Subsidiaries as a whole (in each case including forecast consolidated statements of income and sources and uses of cash and balance sheets and forecast capital expenditures, as available) prepared by the Borrower for each month of the fiscal year beginning January 1, 1995 and for the elapsed portion of such fiscal year ended with the last day of each month accompanied by the statement of the chief executive officer or the chief financial officer of the Borrower to the effect that, to the best of his knowledge, the Performance Plan is a reasonable estimate and forecast for the period covered thereby.

              (e) Performance Reports. Within 22 Business Days after the end of each month and within 45 days after the end of each fiscal quarter, a performance report, in a form reasonably satisfactory to the Banks, containing consolidated balance sheets for the Borrower and its Subsidiaries as a whole and each Reporting Subsidiary and its Subsidiaries as a whole as at the end of that month or quarter, as the case may be, and the related consolidated statements of operations and cash flows for the month or quarter, as the case may be, and the elapsed portion of the fiscal year then ended, and comparing actual results of operations and financial position to that forecast in the Performance Plan for the month or quarter, as the case may be, and for the elapsed portion of the fiscal year ended with the last day of that month or quarter, as the case may be, setting forth comparative figures for the related periods in the prior fiscal year and stating the reasons for any variance between the actual results of operations, financial position and cash flows and forecasted results of operations, financial position and cash flows and explanations of the variances which are adverse to the Borrower or any of its Subsidiaries. Such performance report shall also contain a statement of cash balances, investments held by the Borrower and its Subsidiaries that are permitted under subsection 8.06(ix) and receivables (including an aging report) held by the Borrower and its Subsidiaries as a whole and each Reporting Subsidiary and its Subsidiaries as a whole.

              (f) Officer's Certificates. At the time of the delivery of the financial statements provided for in subsections 7.01(a) and (b) and the monthly performance reports provided for in subsection 7.01(e), a certificate of the chief executive officer or the chief financial officer of the Borrower to the effect that, to the best of his knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 8.08 through 8.12, inclusive, at the end of such month, fiscal quarter or year, as the case may be.

              (g) Notice of Default or Litigation. Promptly, and in any event within three Business Days after any officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental or arbitration proceeding pending (x) against the Borrower or any of its Subsidiaries which could materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, any Reporting Subsidiary and its Subsidiaries, taken as a whole, or Ed Centers or (y) with respect to any Credit Document, (iii) any material changes in the status of any litigation or other proceeding reported by Borrower pursuant to Section 6.06 or subsection 7.01(g)(ii), and (iv) any other event which could materially and adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, any Reporting Subsidiary and its Subsidiaries, taken as a whole, or Ed Centers.

              (h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor (the "SEC").

              (i) Financial Review. Promptly, commencing with the quarter ended December 31, 1994, the financial review provided quarterly to the Board of Directors of the Borrower.

              (j) Reports of Asset Transfers to Subsidiaries. At least 5 Business Days prior to any transfer to any other Subsidiary that is not a Subsidiary Guarantor of (i) any assets of the Borrower or any of its Subsidiaries having a fair market value exceeding $250,000 or (ii) any intangible assets, the Borrower shall notify the Agent of such proposed transfer and the business purpose therefor.

              (k) Monthly Reports of Ed Centers. Within 22 days of the end of each month, a report showing in detail reasonably satisfactory to the Agent (i) the operating income of each school operated by Ed Centers during such month, (ii) all costs incurred in connection with the closure of each Ed Centers school closed during such month and all costs incurred by Ed Centers to complete teaching courses at schools scheduled to be closed or sold, (iii) general and administrative expenses of Ed Centers and (iv) all capital expenditures of Ed Centers.

              (l) Other Information. From time to time, such other information or documents (financial or otherwise) as any Bank may reasonably request.

              7.02 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or any Bank to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of record and account of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or such Bank may request.

              7.03 Maintenance of Property, Insurance. Schedule VII sets forth a true and complete listing of all insurance maintained by the Borrower and its Subsidiaries as of the Effective Date and the amounts of such insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property useful and necessary in its business in good working order and condition, (ii) maintain with financially sound and reputable insurance companies insurance on all its property and its directors and officers in at least such amounts and against at least such risks as are described in Schedule VII; provided that the Borrower and its Subsidiaries may self-insure against risks consistent with standard industry practices for companies in the same or similar businesses, and (iii) furnish to each Bank, within 45 days after the end of each fiscal quarter and otherwise, upon written request, full information as to the insurance carried.

              7.04 Corporate Franchises. Except as permitted by Section 8.02, the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this Section 7.04 shall prevent the withdrawal by the Borrower or any of its Subsidiaries of its qualification as a foreign corporation in any jurisdiction where such withdrawal would not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

              7.05 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole.

              7.06 ERISA. As soon as possible and, in any event, within 10 days after the Borrower or any of its Subsidiaries or ERISA Affiliates knows or has reason to know any of the following, the Borrower will deliver to each of the Banks a certificate of the chief executive officer or the chief financial officer of the Borrower setting forth details as to such occurrence and such action, if any, which the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a Lien under ERISA or the Code; that proceedings may be or have been instituted to terminate a Plan; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Borrower, any of its Subsidiaries or ERISA Affiliates will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA; that the Borrower, any of its Subsidiaries or ERISA Affiliates will or may incur any liability under Chapter 43 of the Code or under Sections 502(c), (i) or (1) or 4071 of ERISA; that there exists a condition which presents a material risk to the Borrower, any of its Subsidiaries or ERISA Affiliates of incurring a liability to or on account of a Plan pursuant to the assertion of a material claim (other than a routine claim for benefits) against any such Plan; or that any Plan has been determined by the Internal Revenue Service to fail to qualify under Section 401(a) of the Code. The Borrower will deliver to each of the Banks a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Banks pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Borrower or any of its Subsidiaries required to be delivered to the Banks hereunder shall be delivered to the Banks no later than 10 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Borrower or such Subsidiary.

              7.07 End of Fiscal Years; Fiscal Quarters. The Borrower shall cause (i) each of its, and each of its Subsidiaries', fiscal years to end on December 31 and (ii) each of its, and each of its Subsidiaries', fiscal quarters to end on March 31, June 30, September 30 and December 31.

              7.08 Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement and other debt instrument by which it is bound, except such non-performances as could not in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, or of any Reporting Subsidiary and its Subsidiaries taken as a whole.

              7.09 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay or cause to be paid all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a material Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that so long as no property or assets (other than money for such charge or claim and the interest or penalty accruing thereof) of the Borrower or any of its Subsidiaries is in danger of being lost or forfeited as a result thereof, no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor.

              7.10    Further Assurances; New Subsidiaries.

              (a) At any time and from time to time upon the request of the Agent, the Borrower shall and shall cause each of its Wholly-Owned
Subsidiaries to execute and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to effect fully the purposes of this Agreement and the other Credit Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Credit Documents.

              (b) In the event a Person becomes a domestic Subsidiary of the Borrower after the Effective Date, the Borrower, upon the request of the Agent, shall and shall cause its Subsidiaries to execute and deliver such guaranties, collateral documents and such other agreements, pledges, assignments, documents and certificates (including, without limitation, any amendments to the Credit Documents) as may be necessary or desirable or as the Agent may request and do such other acts and things as the Agent may reasonably request in order to have such domestic Subsidiary guaranty and/or secure the Obligations and effect fully the purposes of this Agreement and the other Credit Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement and the other Credit Documents.

              Section 8. Negative Covenants. The Borrower covenants and agrees that on and after the Effective Date and until the Loans and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

              8.01 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 8.01 shall not prevent the creation, incurrence, assumption or existence of:

              (i) Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

              (ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

              (iii) Liens in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule VIII to the Existing Credit Agreement, a copy of which is annexed as Schedule VIII to this Agreement (Liens described in this clause (iii), "Permitted Liens");

              (iv) Liens created and existing under the Borrower Pledge Agreement, the Intercreditor Pledge Agreement and other Liens in favor of the Agent;

              (v) Liens relating to leases and subleases granted to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

              (vi) Easements, rights-of-way, restrictions, minor defects or irregularities of title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

              (vii) Liens relating to any interest or title of a lessor under any lease permitted under Section 8.04;

              (viii) Liens relating to Interest Rate/Currency Agreements permitted under Section 8.05;

              (ix) Liens relating to bankers' liens and other rights of setoff;

              (x) Pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

         (xi) Liens on real property assets of ICS or any Wholly-Owned Subsidiary of ICS securing Indebtedness permitted under clause (xii) of
     Section 8.05 incurred solely to finance or refinance the acquisition or improvement of such real property assets by ICS or such Subsidiary provided such Liens do not extend to any other assets of ICS or such Subsidiary;

        (xii) Liens on assets purchased using the proceeds of non-recourse purchase money Indebtedness permitted by clause (ix) of
     Section 8.05; and

       (xiii) Liens on personal property and assets of SV securing Indebtedness permitted under clause (xii) of Section 8.05.

              8.02 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, or permit any of its Subsidiaries so to do any of the foregoing, except that:

              (i) the Borrower and its Subsidiaries may make sales of inventory in the ordinary course of business;

         (ii) the Borrower and its Subsidiaries may, in the ordinary course of business, sell for cash, equipment and capital assets which are uneconomic, obsolete or in need of replacement;

        (iii) the Borrower and its Subsidiaries may sell or otherwise dispose of the assets listed on Schedule X;

         (iv) the Borrower and its Subsidiaries may, in addition to any sales permitted in clauses (i), (ii) and (iii) above, sell (by way of merger or otherwise)
     for cash, the stock, property or assets of any of its Subsidiaries (excluding the stock of ICS or any of its Subsidiaries) having an aggregate fair market value (as reasonably determined by the board of
     directors of the Person making the sale) not to exceed $   *      in any
     calendar year;

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

         (v) any Subsidiary of the Borrower may merge or consolidate with any other domestic Wholly-Owned Subsidiary of the Borrower, so long as such Wholly-Owed Subsidiary is the surviving corporation, and in the case of any merger or consolidation involving a Guarantor Subsidiary, the Guarantor Subsidiary is the surviving corporation;

         (vi) the Borrower and its Subsidiaries may make capital expenditures to the extent not in violation of Section 8.08; and

        (vii) SV and its Wholly-Owned Subsidiaries may acquire property and assets of other Persons; provided that after giving effect to such acquisition the aggregate sum of (x) the amount of SV's cash-on-hand and short-term investments permitted under 8.06(vii) plus (y) the unused available revolving commitments under credit lines permitted pursuant to clause (xii) of Section 8.05 equals or exceeds the excess, if any, of $
     * over the outstanding principal amount of all intercompany loans advanced by SV to the Borrower.

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.03  Dividends.

              (a) The Borrower will not declare or pay any dividends, or return any capital, to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of the Borrower now or hereafter outstanding (or any options or warrants issued by the Borrower with respect to its capital stock), except that:

              (i) the Borrower may make payments in cash in lieu of fractional shares in respect of conversions of the New Subordinated Debt and the Public Subordinated Debt;

         (ii) the Borrower may reacquire stock options or restricted stock in an aggregate amount not to exceed $250,000 in any calendar year; and

        (iii) the Borrower may, after the date hereof, repurchase its common stock, in open market transactions, for cash in an amount not exceeding
     the amount by which $   *      exceeds the aggregate amount of cash paid
     by the Borrower after December 23, 1993 to repurchase subordinated debt or to prepay other Indebtedness pursuant to subsection 8.13(i).

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              (b) The Borrower will not permit any of its Subsidiaries to declare or pay any dividends, or return any capital, to its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by such Subsidiary with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Subsidiary now or hereafter outstanding (or any options or warrants issued by such Subsidiary with respect to its capital stock) except that:

              (i) any Subsidiary of the Borrower may pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower;

          (ii) SV may pay dividends and make other distributions in respect of its outstanding shares of common stock provided such dividends and distributions are paid in cash and that, immediately after giving effect to such dividends and distributions, the aggregate sum of (x) the amount of SV's cash-on-hand and short-term investments permitted under 8.06(vii)
     plus (y) the unused available revolving commitments under credit lines permitted pursuant to clause (xii) of Section 8.05 equals or exceeds the
     excess, if any, of $   *       over the outstanding principal amount of
     all intercompany loans advanced by SV to the Borrower; and

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

          (iii)  SV may acquire the SV Stock Option.

              8.04 Leases. The Borrower will not permit the aggregate payments (including, without limitation, any property taxes paid as additional rent or lease payments) by the Borrower and its Subsidiaries on a consolidated basis under agreements to rent or lease any real or personal property (including capitalized lease obligations), excluding any leases of real or personal property that is only used in connection with Ed Centers Discontinued
Operations, to exceed $   *      during any fiscal quarter.

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.05 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

            (i) Indebtedness of the Borrower and its Subsidiaries incurred under the Credit Documents;

           (ii) Indebtedness listed on Schedule IX to the Existing Credit Agreement, a copy of which is annexed as Schedule IX to this Agreement, ("Existing Indebtedness") and Indebtedness incurred by the Borrower or any of its Subsidiaries to renew or refinance the Existing Indebtedness of the Borrower or such Subsidiary provided that the new Indebtedness shall not exceed the principal amount of the Existing Indebtedness so renewed or refinanced and shall not contain any terms or conditions, taken as a whole, less favorable to the Borrower and the Banks than the Existing Indebtedness being renewed or refinanced;

          (iii) accrued expenses and current trade accounts payable incurred in the ordinary course of business and to the extent consistent with past practice, and obligations under trade letters of credit incurred by the Borrower or any of its Subsidiaries in the ordinary course of business and to the extent consistent with past practice, which are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by the Borrower or such Subsidiary;

           (iv) obligations under letters of credit incurred by the Borrower or any of its Subsidiaries in the ordinary course of business and to the extent consistent with past practice in support of obligations incurred in connection with worker's compensation, unemployment insurance and other social security legislation;

            (v) Indebtedness incurred as a result of loans and advances permitted under Section 8.06(ii)-(v);

           (vi) obligations under letters of credit incurred by the Borrower or any of its Subsidiaries in the ordinary course of business and to the extent consistent with past practice in support of obligations under leases permitted under Section 8.04, bonds posted for judgments being appealed or as a condition to bringing any action, suit or other
     proceeding not to exceed $   *       and advances under foreign contracts
     in an aggregate amount not to exceed, when added to the amount of
     obligations incurred for bonds posted for judgments, $   * ;

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

          (vii) nonrecourse Indebtedness payable solely from and secured solely by life insurance policies and annuities maintained by the Borrower and its Subsidiaries for their respective officers, employees and directors;

         (viii) surety bonds, performance bonds and other completion bonds in the ordinary course of business and consistent with past practice or as required by law;

           (ix) non-recourse purchase money Indebtedness not exceeding the purchase price of the asset so purchased and secured solely by such asset;

            (x) capitalized leases to the extent permitted under Section 8.04;

           (xi) the Borrower and its Subsidiaries may enter into Interest Rate/Currency Agreements (and guaranties thereof) with the prior approval of Required Banks; and

          (xii) SV or any of its Wholly-Owned Subsidiaries may become and remain liable with respect to Indebtedness owed to (a) a commercial bank or institutional lender or (b) any Person selling property or assets to SV and its Wholly-Owned Subsidiaries in a transaction permitted under subsection 8.02(vii) in an aggregate principal amount, that when added to the outstanding principal amount of Indebtedness owed by SV to the
     Borrower, at no time exceeds $   *      , provided such Indebtedness is
     not guarantied by or secured by the assets of the Borrower or any of its Subsidiaries other than SV and its Wholly-Owned Subsidiaries and otherwise has terms and conditions that have been approved by Required Banks.

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.06 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, except that the following shall be permitted:

            (i) the Borrower and its Subsidiaries may each acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms to the extent consistent with past practice;

           (ii) Training Group may make loans and capital contributions to JMI pursuant to the terms of the JMI Joint Venture Agreement in an
     aggregate amount not exceeding $   *      ;

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

          (iii) Loans and advances by any direct Subsidiary of the Borrower to the Borrower; provided such loans or advances (other than loans and advances made by SV) are at all times subordinated to the Obligations of the Borrower pursuant to the Subordination Agreement;

           (iv) loans and advances by the Borrower to any of its
     Subsidiaries in the ordinary course of business and consistent with past practice so long as after giving effect to such loan or advance there shall not have occurred a Default or an Event of Default and provided that the aggregate amount of all such loans and advances to SV and its Subsidiaries, when added to the outstanding principal amount of any Indebtedness of SV and its Subsidiaries permitted under subsection
     8.05(xii), shall at no time exceed $   *      ;

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

            (v) loans and advances by any of Borrower's Wholly-Owned Subsidiaries to any other Wholly-Owned Subsidiary of the Borrower in the ordinary course of business and consistent with past practice and loans and advances by SV to any of its Subsidiaries or by any such Subsidiary to SV or any Subsidiary of SV;

           (vi) the Borrower and its Subsidiaries may make new loans and advances to officers, employees and agents in the ordinary course of business (for purposes other than purchasing stock or stock options or exercising stock options) equal, in the aggregate for the Borrower and its Subsidiaries, to no more than $1,000,000 at any one time outstanding and may make loans to officers, directors and employees in connection with the purchase or exercise of options for the Borrower's common stock, provided that no cash is advanced;

          (vii) the Borrower and its Subsidiaries may make investments in accordance with its Investment Policy and Guidelines, a copy of which is annexed hereto as Exhibit D; provided, that any such investment, to the extent also described in clauses (i) through (vi) of this subsection 8.06, is permitted pursuant to any other applicable clause of this subsection 8.06; and

          (vii) SV and its Wholly-Owned Subsidiaries may make in investments in other Persons; provided that after giving effect to each such investment the aggregate sum of (a) the amount of SV's cash-on-hand and short-term investments permitted under 8.06(vii) plus (b) the unused available revolving commitments under credit lines permitted pursuant to clause (xii) of Section 8.05 equals or exceeds the excess, if any, of $10,000,000 over the outstanding principal amount of all intercompany loans advanced by SV to the Borrower.

              8.07 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to any transactions pursuant to the terms of the JMI Joint Venture Agreement, the JMI Administrative Services Contract or the JMI License Agreement.

              8.08 Capital Expenditures. Except for expenditures made to acquire assets that are only used in connection with the Ed Centers
Discontinued Operations in an aggregate amount not exceeding $   *       during
its 1995 fiscal year, the Borrower will not, and will not permit any of its Subsidiaries to, make any expenditure for fixed or capital assets (including, without limitation, expenditures for product development and maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and including capitalized lease obligations) during the 1995 fiscal year which would cause the aggregate amount of all such expenditures (excluding any such expenditures made to acquire assets for use in connection with Ed Centers Discontinued Operations) for the Borrower and its
Subsidiaries to exceed $   *       in such fiscal year.

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.09 Ratio of Liabilities to Net Worth. The Borrower will not permit the ratio of its Consolidated Liabilities to its Adjusted Consolidated Net Worth at any time during the fiscal quarters set forth below to be more than the ratio set forth opposite such quarters; provided that, for purposes of this Section, (a) any addition to the equity capital of the Borrower resulting from the conversion of the Convertible Notes shall be deemed to constitute Indebtedness for the purposes of determining Consolidated Liabilities and Adjusted Consolidated Net Worth, (b) all liabilities that are attributable only to Ed Centers Discontinued Operations shall be disregarded in determining Consolidated Liabilities and (c) all additions to (or deductions from) Adjusted Consolidated Net Worth that would result from any net income (or net loss, other than the Ed Centers Charge) accruing on or after April 1, 1994, that is attributable solely to Ed Centers Discontinued Operations shall be disregarded in determining Adjusted Consolidated Net Worth:

              Quarter Ended                    Ratio
              -------------                    -----
              December 31, 1994              1.80:1.00
              March 31, 1995                     *
              June 30, 1995                      *
              September 30, 1995                 *

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.10  Minimum Consolidated EBITDA; Minimum Ed Centers Cash Flow.

              (a) Minimum Consolidated EBITDA. The Borrower will not permit its Consolidated EBITDA for the cumulative prior four fiscal quarters ending on each date set forth below to be less than the amount set forth opposite such date; provided that, for purposes of this Section, all income, interest expense, depreciation expense, tax expense, amortization expense, non-cash gains or losses, minority interests, and income (or losses) accruing on or after April 1, 1994, that are attributable only to Ed Centers Discontinued Operations shall be disregarded:

              Prior Four Fiscal
               Quarters Ending                Amount
              -----------------               ------
              December 31, 1994               $19,500,000
              March 31, 1995                  $    *
              June 30, 1995                   $    *
              September 30, 1995              $    *

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              (b) Ed Centers Cash Flow. The Borrower will not permit Ed Centers Cash Flow for the three-month period ending March 31, 1995, the six-month period ending June 30, 1995, and the nine-month period ending September 30, 1995 to be less than the amount set forth opposite the applicable date below, in each case, reduced by the amount of the operating earnings (or increased by the amount of the operating deficit) projected for the applicable period for each school of Ed Centers that is sold to unrelated third-parties during the applicable period as set forth on

Schedule X annexed to this Agreement in relation to such school for such period.

                                        Unadjusted Minimum
              Period End               Ed Centers Cash Flow
              ----------               --------------------
              March 31, 1995                  $    *
              June 30, 1995                   $    *
              September 30, 1995              $    *

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.11 Minimum Consolidated Net Worth. The Borrower will not permit its Adjusted Consolidated Net Worth at any time during the fiscal quarter ending on the date set forth below to be less than the amount set forth opposite such date; provided that, for purposes of this Section, (i) any addition to the equity capital of the Borrower resulting from the conversion of the Convertible Notes shall be deemed to constitute Indebtedness for the purposes of determining Adjusted Consolidated Net Worth and (ii) any addition to (or deduction from) Adjusted Consolidated Net Worth that would result from any net income (or net loss, other than the Ed Centers Charge) accruing on or after April 1, 1994, that is attributable only to Ed Centers Discontinued Operations shall be disregarded in determining Adjusted Consolidated Net Worth:

               Quarters Ending            Amount
               ---------------            ------
               December 31, 1994        $102,000,000
               March 31, 1995           $     *
               June 30, 1995            $     *
               September 31, 1995       $     *

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.12 Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (i) the sum of (A) Consolidated EBITDA of the Borrower and its Subsidiaries plus (B) the lease payments made or accrued by the Borrower and its Subsidiaries on a consolidated basis to (ii) the Consolidated Fixed Charges of the Borrower and its Subsidiaries (the "Fixed Charge Coverage Ratio") for the cumulative prior four fiscal quarters ending on the date set forth below to be less than the ratio set forth opposite such date; provided that for the purposes of this Section, all income, interest expense, depreciation expense, tax expense, depreciation expense, amortization expense, non-cash gains or losses, minority interests, and income (or losses) accruing on or after April 1, 1994, that are attributable only to Ed Centers Discontinued Operations shall be disregarded in determining Consolidated EBITDA of the Borrower and its Subsidiaries, all lease payments made on or after April 1, 1994, that are attributable only to Ed Centers Discontinued Operations shall be disregarded in determining lease payments of the Borrower and its Subsidiaries, and all Consolidated Fixed Charges accruing on or after April 1, 1994, that are attributable only to Ed Centers Discontinued Operations shall be disregarded in determining Consolidated Fixed Charges of the Borrower and its Subsidiaries:

              Prior Four Fiscal
               Quarters Ending                   Ratio
              -----------------                  -----
              December 31, 1994                 1.45:1.00
              March 31, 1995                        *
              June 30, 1995                         *
              September 30, 1995                    *

     * OMITTED PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND FILED SEPARATELY WITH THE COMMISSION IN A REQUEST FOR CONFIDENTIAL TREATMENT

              8.13 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The Borrower will not, and will not permit any of its Subsidiaries to, (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) any Indebtedness; provided, however, that the Borrower may after the date hereof (a) repurchase in open market transactions, Indebtedness constituting Public Subordinated Debt and/or (b) prepay any other Indebtedness (excluding New Subordinated Debt) of the Borrower and its Subsidiaries with cash in an aggregate amount, for all such repurchases or prepayments pursuant to clauses (a) or (b), not exceeding the amount by which $1,000,000 exceeds the aggregate fair market value of all consideration paid by the Borrower after December 23, 1993 to repurchase its common stock, or (ii) amend or modify, or permit the amendment or modification of, any provision of any Indebtedness or of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any of the foregoing other than amendments which only extend the maturity of or lower the interest rate on Indebtedness or (iii) amend, modify, change, cancel or terminate the Subordination Agreement, the JMI Joint Venture Agreement, the JMI Administrative Services Contract or the JMI License Agreement, or (iv) amend, modify or change the Certificate of Incorporation (including, without limitation, by the filing or modification of any certificate of designation) or the By-Laws of the Borrower or any Guarantor Subsidiary or any Subsidiary of a Guarantor Subsidiary (except to reflect a name change previously noticed to the Agent).

              8.14 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction, other than as set forth in this Agreement, on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any Subsidiary of the Borrower, or pay any Indebtedness owed to the Borrower or a Subsidiary of the Borrower, (b) make loans or advances to the Borrower or (c) transfer any of its properties or assets to the Borrower, except for such encumbrances or restrictions existing under or by reasons of (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary of the Borrower, (iv) the JMI Joint Venture Agreement, (v) restrictions, existing as of the date hereof, which limit the principal amount that SV may lend to the Borrower to not more than $10,000,000 outstanding at any time, and (vi) any agreements, consented to by the Bank, pursuant to which Indebtedness permitted under 8.05(xii) is or may be outstanding.

              8.15 Business. The Borrower will not, and will not permit any of its Subsidiaries to, engage (directly or indirectly) in any business other than the business in which it is engaged on the Effective Date.

              8.16 Transfer of Copyrights, Patents and Trademarks. The Borrower will not, and will not permit any of its Subsidiaries to, transfer any of their respective copyrights, licenses, patents, trademarks, permits, service marks, trade names, franchises and formulas, or rights with respect to the foregoing, except (a) transfers pursuant to licenses granted in the ordinary course of business consistent with past practice and (b) transfers made in connection with dispositions of Ed Centers and/or schools operated by Ed Centers that, in either case, would not have a material adverse effect on the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or of any Reporting Subsidiary and its Subsidiaries taken as a whole.

              Section 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default");

              9.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for one Business Day, in the payment when due of interest on any Loan, any Fees or any other amounts owing hereunder or under any Note; or

              9.02 Representations, etc. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

              9.03 Covenants. The Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in subsections 7.01(g) or Section 8 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.01 and 9.02 and clause (i) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of 15 days after written notice to the Borrower by the Agent; or

              9.04 Default Under Other Agreements. The Borrower or any of its Subsidiaries shall (i) default in any payment of Indebtedness in an aggregate principal amount equal to or exceeding $1,000,000 (other than the Notes) beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to Indebtedness in an aggregate principal amount equal to or exceeding $1,000,000 (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity; or Indebtedness of the Borrower or any of its Subsidiaries, in an aggregate principal amount equal to or exceeding $1,000,000, shall be declared to be due and payable, or required to be prepaid


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
other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

              9.05 Bankruptcy, etc. The Borrower or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case (provided that the Borrower expressly authorizes the Agent and each Bank to appear in any court conducting any such proceeding during such 60 day period to preserve, protect and defend their rights under this Agreement and the other Credit Documents); or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Subsidiaries; or there is commenced against the Borrower or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days; or the Borrower or any of its Subsidiaries is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

              9.06 ERISA. Any Plan shall fail to maintain the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under
Section 412 of the Code; any Plan is, shall have been or is likely to be terminated or the subject of a termination proceeding under ERISA; any Plan shall have an Unfunded Current Liability, or the Borrower or any of its Subsidiaries or ERISA Affiliates has incurred or is likely to incur a liability to or on account of a Plan under Sections 502(c), (i) or (l), 515, 4062, 4063, 4064, 4071, 4201 or 4204 of ERISA or Chapter 43 of the Code; and there shall result from any such event or events the imposition of a Lien upon or the granting of a security interest in the assets of the Borrower or any of its Subsidiaries, or a liability or a material risk of incurring a liability to the PBGC or a Plan or a trustee appointed under ERISA, which will have a material adverse effect upon the business, operations, property, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; or

              9.07 Subsidiary Guaranty. The Subsidiary Guaranty or any provision thereof shall cease to be in full force and effect for any reason, other than the satisfaction in full of all Obligations and the termination of this Agreement, or is declared to be null and void, or any Guarantor Subsidiary shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guaranty, or any Guarantor Subsidiary denies that it has any further liability under the Subsidiary Guaranty or gives notice to such effect; or

              9.08 Borrower Pledge Agreement; Intercreditor Pledge Agreement; Intercreditor Agreement. The Borrower Pledge Agreement, the Intercreditor Pledge Agreement or any provision thereof shall cease to be in full force and effect, or shall cease to give the Agent the Liens, rights, powers and privileges purported to be created thereby, or the Borrower shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Borrower Pledge Agreement or the Intercreditor Pledge Agreement, or the Intercreditor Agreement or any provision thereof shall cease to be in full force and effect or SV shall in writing assert or claim that any of the provisions of the Intercreditor Agreement are not binding on or enforceable against SV; or

              9.09 Changes of Control. (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of the Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower representing 20% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency (other than Richard C. Blum Associates, Inc. and its Affiliates, all of which together may acquire up to 30% of the securities described herein); or (ii) during any period of up to 12 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 12-month period were directors of the Borrower shall cease for any reason to constitute a majority of the Board of Directors of the Borrower; or (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement which upon consummation shall result in its or their acquisition of or control over, securities of the Borrower representing 20% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (iv) the Borrower shall for any reason cease directly to own and control all of the issued and outstanding shares of capital stock of ICS or ICS shall for any reason cease to directly or indirectly own and control all of the issued and outstanding capital stock of its Subsidiaries; or

              9.10 Judgments. One or more judgments, decrees or arbitration awards shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or fully covered by insurance) of $1,000,000 or more, and all such judgments, decrees or awards shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

              9.11 Governmental Policies. Any change shall occur in state or federal laws, rules or governmental regulations or budgetary allocations or educational loan policies which could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent, upon the written request of Required Banks, shall by written notice to the Borrower, (provided, that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Agent to the Borrower as hereafter shall occur automatically without the giving of any such notice) declare the principal of and any accrued interest in respect of all Loans and the Notes and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of each Bank to make any Loan and the obligation of the Issuing Bank to issue any Letter of Credit shall thereupon terminate; provided, that the foregoing shall not affect in any way the obligations of the Banks to make Revolving Loans to reimburse drawings under Letters of Credit as provided in subsection 2.07(c) or to purchase participations from the Issuing Bank in the unreimbursed amount of any drawings under any Letters of Credit as provided in subsection 2.07(d). So long as any Letter of Credit shall remain outstanding, any amounts received by the


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
Agent shall be held by the Agent, pursuant to such documentation as the Agent shall request, as cash collateral for the obligation of the Borrower to reimburse the Issuing Bank in the event of any drawing under any outstanding Letters of Credit, and so much of such funds shall at all times remain on deposit as cash collateral as aforesaid as shall equal the maximum amount available at any time for drawing under all Letters of Credit (the "Maximum Available Amount"); provided that in the event of cancellation or expiration of any Letter of Credit or any reduction in the Maximum Available Amount, the Agent shall apply the difference between the cash collateral held by the Agent immediately prior to such cancellation, expiration or reduction and the Maximum Available Amount immediately after such cancellation, expiration or reduction first to the payment of any outstanding Obligations, and second to the payment to whomsoever shall be lawfully entitled to receive such funds.

              Section 10.  The Agent.

              10.01 Appointment. The Banks hereby designate Bankers Trust Company as Agent (for purposes of this Section 10, the term "Agent" shall include Bankers Trust Company in its capacity as Agent pursuant to the Subsidiary Guaranty) to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its officers, directors, agents or employees.

              10.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Subsidiary Guaranty. Neither the Agent nor any of its officers, directors, agents or employees shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to


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
impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein.

              10.03 Lack of Reliance on the Agent. Independently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or the existence or possible existence of any Default or Event of Default.

              10.04 Certain Rights of the Agent. If the Agent shall request instructions from Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of Required Banks.

              10.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or


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
made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by it.

              10.06 Indemnification. To the extent the Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Agent, in proportion to their respective proportionate shares of the aggregate amount of the Revolving Loan Commitments as of the date of determination, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its duties hereunder or under any other Credit Document, or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgment, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

              10.07 The Agent in its Individual Capacity. With respect to its obligation to maintain and make Loans under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

              10.08 Holders. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.


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
              10.09  Resignation by the Agent.

              (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

              (b) Upon any such notice of resignation, the Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

              (c) If no successor Agent has been appointed pursuant to clause (b) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.

              10.10 Intercreditor Agreement, Intercreditor Pledge Agreement and Collateral Agent. Each Bank hereby authorizes the Agent to enter into the Intercreditor Agreement on behalf of and for the benefit of that Bank. Each Bank hereby acknowledges and consents to and agrees to be bound by the terms of the Intercreditor Agreement and hereby authorizes and empowers the Agent to take all actions under, and to act on behalf of and for the benefit of that Bank for all purposes under, the Intercreditor Agreement. Each Bank hereby authorizes the Collateral Agent to enter into the Intercreditor Pledge Agreement and acknowledges and consents to the Intercreditor Pledge Agreement and agrees to be bound thereby and hereby authorizes and empowers the Collateral Agent to act on behalf of and for the benefit of that Bank for all purposes under the Intercreditor Pledge Agreement subject to the provisions of the Intercreditor Agreement; provided, however that the Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provisions contained in the Intercreditor Agreement without the prior consent of the Banks. Each Bank agrees that no Bank shall have any right individually to realize on the security granted by the Intercreditor Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Banks and Agent and the parties to the Intercreditor Agreement upon the terms of the Intercreditor Pledge Agreement and the Intercreditor Agreement.


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
              Section 11.  Miscellaneous.

              11.01 Payment of Expenses, etc. The Borrower shall: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses (x) of the Agent (including, without limitation, the reasonable fees and disbursements of O'Melveny & Myers, special counsel to the Banks) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto and (y) of the Agent and each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of O'Melveny & Myers, special counsel to the Banks, and for each of the Banks) and
(z) of any consultants or accountants chosen by Required Banks, to investigate, test or review such matters relating to the Borrower and its Subsidiaries as the Agent shall designate; provided that the fees of such consultants or accountants shall be subject to the prior approval of the Borrower, which approval shall not be unreasonably withheld; (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agent and each Bank, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans or Letters of Credit hereunder or the consummation of any transactions contemplated herein or in any other Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such liabilities, obligations, losses, etc., to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

              11.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise,

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
and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to
Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

              11.03 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered: if to the Borrower, at its address specified opposite its signature below; if to any Bank, at its office specified opposite its signature below; and if to the Agent, at its Notice Office; or, as to the Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.
All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Agent shall not be effective until received by the Agent.

              11.04  Benefit of Agreement.

              (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each Bank.


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
              (b) Bankers Trust Company may with the prior written consent of the Borrower (which consent shall not be unreasonably withheld) assign its rights and delegate its obligations under this Agreement, and each of such assignees shall be deemed to be a "Bank" and may further assign its rights and delegate its obligations under this Agreement upon the prior written consent of the Agent and the Borrower (which consents shall not be unreasonably withheld). Each Bank further may sell participations in all or any part of any Loan made by it or any other interest herein or in its Note to another bank or other entity. Thereupon (i) in the case of an assignment, upon notice thereof by such Bank to the Borrower and the Agent, the assignee shall have, to the extent of such assignment (unless otherwise provided thereby), the same rights and benefits as it would have if it were a Bank hereunder and the holder of a Note and, if the assignee has expressly assumed, for the benefit of the Borrower, the assignor Bank's obligations hereunder, such assignor Bank shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and (ii) in the case of a participation, (A) the participant shall not have any rights under this Agreement or any Note or any other document delivered in connection herewith and all amounts payable by the Borrower under Sections 2.04, 2.06, 2.07(g) and 4.03 hereof shall be determined as if the Bank had not sold such participation and (B) the participant, other than an Affiliate of such Bank, shall not be entitled to require such Bank to take or omit to take any action hereunder except action directly affecting the extension of the final maturity of the principal amount of a Loan or the Revolving Loan Commitments or a reduction of the principal amount of or the decrease in the rate of interest payable on the Loans or any fees related thereto. At the time any Bank makes an assignment of any of its rights hereunder, such assignor Bank shall pay to the Agent for its own account an administrative transfer fee of $2,500. Any Bank may furnish any information concerning the Borrower in the possession of such Bank from time to time to Affiliates of such Bank and to assignees and participants (including prospective assignees and participants); provided, however, that the furnishing of such information (and the nature, manner and extent thereof) by any Bank to its Affiliates and such assignees and participants shall be governed by the relevant agreement, assignment or participation agreement relating to such arrangement, assignment or participation, as the case may be. Notwithstanding the foregoing provisions of this Section 11.04 to the contrary, each Bank may at any time pledge or assign any portion of its rights under this Agreement and its Note to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent and without the payment of any fee to the Agent; provided that no such pledge or assignment shall otherwise release such Bank from its obligations hereunder.

              11.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or the holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

              11.06  Payments Pro Rata.

              (a) The Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations of the Borrower hereunder, it shall distribute such payment to the Banks pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

              (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, or under any Letter of Credit of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total amount of such Obligation then owed and due to such Bank bears to the total amount of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.


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
              11.07 Calculations; Computations. The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with Section 8 shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to subsections 6.05(a) and
(b).

              11.08 Governing Law; Waiver of Jury Trial; Service of Process. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE AGENT, THE BANKS AND THE BORROWER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT. The Borrower designates and appoints CT Corporation with offices at 818 West Seventh Street, Suite 1004, Los Angeles, California 90017, and such other Persons as may hereafter be selected by the Borrower irrevocably agreeing in writing to so serve, as its agent to receive on its behalf service of all process in any such proceedings in any such court, such service being hereby acknowledged by the Borrower to be effective and binding service in every respect. A copy of any such process so served shall be mailed by registered mail to the Borrower at its address provided in the applicable signature page hereto, except that unless otherwise provided by applicable law, any failure to mail such copy shall not affect the validity of service of process. If any agent appointed by the Borrower refuses to accept service, the Borrower hereby agrees that service upon it by mail shall constitute sufficient notice. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of the Agent or any Bank to bring proceedings against the Borrower in the courts of any other jurisdiction.

              11.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts by facsimile or otherwise, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Agent.

              11.10 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

              11.11 Amendment or Waiver. No approval, consent, amendment or waiver of this Agreement or any of the Credit Documents shall be effective unless it is in writing signed by the Agent and Required Banks; provided, however, that any such approval, consent, amendment or waiver, which (a) reduces the amount of any interest, principal or fees owing to any Bank hereunder, including, without limitation, amounts payable under Section 4.01;
(b) extends the date on which any sum is due hereunder; (c) releases any person from all or any portion of its liabilities under the Subsidiary Guaranty; (d) amends any provisions of this Section 11.11; (e) changes the definition of the term "Required Banks"; or (f) by the terms of any provision of this Agreement requires the approval of all the Banks shall be effective only if it is in writing signed by all the Banks.

              11.12 Survival. All indemnities set forth herein including, without limitation, in Sections 2.04, 10.06 and 11.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans and the Letters of Credit.

              11.13  Survival of Rights under Existing Agreement.   The
Borrower acknowledges that any choses in action or other rights, if any, created in favor of the Agent or the Bank party to the Existing Credit Agreement arising out of the representations, warranties or covenants of the Borrower contained in the Existing Credit Agreement and all amendment and waivers relating thereto shall survive the execution and delivery of this Agreement.

              11.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank.





                  [Remainder of Page Intentionally Left Blank]

              IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.


                               NATIONAL EDUCATION CORPORATION



                               By____________________________
                               Title

                               Address:
                               18400 Von Karman Avenue
                               Irvine, California 92715
                               Attn:  Keith Ogata



                               BANKERS TRUST COMPANY,
                               Individually and as Agent



                               By____________________________
                               Title

                               Notice Address:

                               One Bankers Trust Plaza
                               14th Floor
                               New York, New York  10006

                               With a copy to:

                               300 S. Grand Ave., 41st Floor
                               Los Angeles, California 90071
                               Attn:  Ms. Kate Cook

                               Lending Office:
                               Bankers Trust Co.
                               One Bankers Trust Plaza
                               14th Floor
                               New York, New York  10006


NOTE: EXHIBITS AND SCHEDULES HAVE BEEN INTENTIONALLY OMITTED, AND WILL BE FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.


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